EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

XEROX CORPORATION

RG ACQUISITION I CORP.

and

GLOBAL IMAGING SYSTEMS, INC.

Dated as of April 1, 2007

ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of April 1, 2007, by and among Xerox Corporation, a New York corporation (the “Parent”), RG Acquisition I Corp., a Delaware corporation and a wholly owned subsidiary of the Parent (the “Purchaser”), and Global Imaging Systems, Inc., a Delaware corporation (the “Seller”).

Recitals

A. The boards of directors of each of the Purchaser, the Seller and the Parent have approved the acquisition of the Seller by the Parent on the terms and conditions set forth in this Agreement.

B. Pursuant to this Agreement, and subject to the terms and conditions set forth herein, the Purchaser has agreed to commence a tender offer (the “Offer”) to purchase all the Seller’s common stock, par value $0.01 per share (“Seller Common Stock”) at a price per share of $29.00 net to the selling stockholders in cash, without interest (such amount or any greater amount per share paid pursuant to the Offer being hereafter referred to as the “Offer Price”).

C. The board of directors of the Seller has (A) by unanimous vote of the directors (i) determined that this Agreement, the Offer and the Merger (as defined below) are advisable, and in the best interest of the Seller and its stockholders, (ii) approved the Offer and the merger of the Purchaser with and into the Seller, with the Seller as the surviving corporation (the “Merger” and, with the Offer and the other transactions contemplated hereby, the “Transaction”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and (iii) approved this Agreement and (B) is recommending that the Seller’s stockholders accept the Offer, tender their shares of Seller Common Stock into the Offer, approve the Merger and adopt this Agreement.

D. The parties desire to make certain representations, warranties and agreements in connection with the Transaction and to prescribe certain conditions to the Transaction.

Agreement

In consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I —THE OFFER

1.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Article IX hereof and none of the events set forth in Annex I hereto (the “Tender Offer Conditions”) shall have occurred and be continuing, on April 4, 2007 (or such other day as the parties shall agree in writing), the Parent shall cause the Purchaser (and the Seller shall cooperate with the Parent and the Purchaser) to commence (within the meaning of Rule 14d-2 of the Exchange Act) an offer to purchase all outstanding shares of Seller Common Stock at the Offer Price and shall use its reasonable best efforts to consummate the Offer, subject to the terms and conditions hereof and thereof. Subject to the terms and conditions of this Agreement and to the satisfaction or waiver of the Tender Offer Conditions, the Purchaser shall, and the Parent shall cause it to, promptly after the expiration of the Offer, accept for payment, and pay for (after giving effect to any required withholding Tax), all shares of Seller Common Stock validly tendered pursuant to the Offer and not withdrawn (the time and date of acceptance for payment, the “Acceptance Date”).

(b) The Purchaser expressly reserves the right, in its sole discretion, to waive, in whole or in part, any Tender Offer Condition or modify the terms of the Offer; provided, however, that without the prior written consent of the Seller, the Purchaser shall not decrease the Offer Price or change the form of consideration payable in the Offer, waive or amend the Minimum Condition (as defined in Annex I hereto), decrease the number of shares of Seller Common Stock sought to be purchased in the Offer, impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of shares of Seller Common Stock. The Offer shall remain open until 12:00 midnight, New York time, on the date that is twenty-five (25) Business Days after the commencement (determined pursuant to Rule 14d-1(g)(3) under the Exchange Act) of the Offer (the “Expiration Date”), unless the Purchaser shall have extended the period of time for which the Offer is open pursuant to, and in accordance with, the succeeding sentence or as may be required by applicable Laws or interpretations or positions of the Securities and Exchange Commission or its staff (the “SEC”), in which event the term “Expiration Date” shall mean the latest time and date as the Offer, as so extended, may expire; provided, however, that the Purchaser may, in its sole discretion, provide a subsequent offering period after the Expiration Date, in accordance with Rule 14d-11 under the Exchange Act. If on any then scheduled Expiration Date, any of the Tender Offer Conditions is not satisfied or waived by the Purchaser, the Purchaser may extend the Offer from time to time; provided, however, that, on such Expiration Date, (i) if the waiting period under the HSR Act or under any applicable foreign statutes or regulations applicable to the Offer or the Merger shall have not expired or been terminated, the Purchaser shall extend the Offer from time to time until the expiration or termination under the HSR Act or any other material applicable foreign statutes or regulations or (ii) if any of the Tender Offer Conditions set forth in paragraphs (a) or (b) of Annex I hereto shall have occurred and be continuing, the Purchaser shall extend the Offer from time to time in consecutive increments of up to five (5) Business Days each until the time such condition or conditions shall no longer exist or any of the matters described in such paragraphs (a) or (b) shall have become final and non-appealable; provided, further, however that the Purchaser shall not be required to extend the Offer beyond the Outside Date (defined in Section 9.1(b) below). Nothing contained in this paragraph shall affect any termination rights in Article IX. Subject to the terms of the Offer and this Agreement and the satisfaction of all the Tender Offer Conditions as of the Expiration Date, the Purchaser will accept for payment and pay for all shares of Seller Common Stock validly tendered and not validly withdrawn pursuant to the Offer promptly after the Expiration Date of the Offer.

(c) On the date of commencement of the Offer, the Parent and the Purchaser shall (i) file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer which shall contain the offer to purchase and related letter of transmittal and summary advertisement and other ancillary documents and instruments required thereby pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of Seller Common Stock. The Seller and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC, and the Parent and the Purchaser shall give reasonable and good faith consideration to any comments made by Seller and their counsel. The Parent and the Purchaser agree to provide the Seller with (i) any comments or other communications, whether written or oral, that may be received from the SEC or its staff with respect to the Offer Documents promptly after receipt thereof and prior to responding thereto and (ii) a reasonable opportunity to provide comments on that response (to which reasonable and good faith consideration shall be given). If at any time prior to the Effective Time, any information relating to the Offer, the Merger, the Seller, the Parent, the Purchaser or any of their respective Affiliates, directors or officers, should be discovered by the Seller or the Purchaser which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and disseminated to the stockholders of the Seller, as and to the extent required by applicable Law or any applicable rule or regulation of any stock exchange. The Seller shall furnish to the Parent and the Purchaser all information concerning the Seller required by the Exchange Act to be set forth in the Offer Documents.

(d) The Parent shall provide or cause to be provided to the Purchaser on a timely basis the funds necessary to pay for any shares of Seller Common Stock that the Purchaser becomes obligated to purchase pursuant to the Offer and shall cause the Purchaser to fulfill its obligations under this Agreement.

(e) The Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer to any holder of shares of Seller Common Stock such amounts as the Purchaser is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing authority by the Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Seller Common Stock in respect of which such deduction and withholding was made by the Purchaser.

1.2 Seller Actions.

(a) The Seller shall, after affording the Parent a reasonable opportunity to review and comment thereon, file with the SEC and mail to the holders of shares of Seller Common Stock, as promptly as practicable on the date of the filing by the Parent and the Purchaser of the Offer Documents, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) reflecting the recommendation of the Seller board of directors that holders of shares of Seller Common Stock tender their shares of Seller Common Stock pursuant to the Offer and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act. The Schedule 14D-9 will set forth, and the Seller hereby represents, that the Seller board of directors, at a meeting duly called and held at which a quorum was present throughout, has unanimously (i) determined and declared that this Agreement, the Transaction, and each of the Offer and the Merger, is advisable and in the best interests of the Seller and its stockholders, (ii) approved the Offer and this Agreement in accordance with the DGCL, (iii) recommended acceptance of the Offer, tender of the shares of Seller Common Stock into the Offer and adoption of this Agreement by the Seller Stockholders if such adoption is required by applicable Laws (together with the declarations in clause (i), the “Seller Recommendations”), and (iv) taken all other action necessary to render Section 203 of the DGCL inapplicable to each of the Offer and the Merger; provided, however, that the Seller Recommendations may be withdrawn, modified or amended only prior to the acceptance for payment of shares of Seller Common Stock pursuant to the Offer and in any case only to the extent permitted by Section 7.2. The Seller hereby consents to the inclusion in the Offer Documents of the Seller Recommendations. If at any time prior to the Effective Time, any information relating to the Offer, the Merger, the Seller, the Parent, the Purchaser or any of their respective Affiliates, directors or officers, should be discovered by the Seller or the Purchaser which should be set forth in an amendment or supplement to the Schedule 14D-9, so that the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and disseminated to the stockholders of the Seller, as and to the extent required by applicable Law or any applicable rule or regulation of any stock exchange. The Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to their filing with the SEC, and the Seller shall give reasonable and good faith consideration to any comments made by the Parent, the Purchaser or their counsel. The Seller agrees to provide the Parent and the Purchaser with (i) any comments or other communications, whether written or oral, that may be received from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt thereof and prior to responding thereto and (ii) a reasonable opportunity to provide comments on that response (to which reasonable and good faith consideration shall be given).

(b) In connection with the Offer, the Seller will promptly furnish the Purchaser with mailing labels, security position listings, non-objecting beneficial owner lists and any available listing or computer list containing the names and addresses of the record holders of the shares of Seller Common Stock as of the most recent practicable date and shall furnish the Purchaser with such additional available information (including updated lists of holders of shares of Seller Common Stock and their addresses, mailing labels and lists of security positions and non-objecting beneficial owner lists) and such other assistance as the Purchaser or its agents may reasonably request in communicating the Offer to the Seller’s record and beneficial stockholders. Subject to the requirements of applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, the Parent, the Purchaser and their Affiliates, associates, agents and advisors, shall keep such information confidential and use the information contained in any such labels, listings and files only in connection with the Offer and the Merger and, should the Offer terminate or if this Agreement shall be terminated, will deliver to the Seller all copies of such information then in their possession.

1.3 Directors.

(a) Subject to compliance with applicable Laws and this Section 1.3, promptly upon the payment by the Purchaser of such number of shares of Seller Common Stock as represents at least a majority of the then-outstanding shares of Seller Common Stock pursuant to the Offer and from time to time thereafter, the Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Seller board of directors as is equal to the product of (x) the total number of directors on the Seller board of directors (determined after giving effect to the election of any additional directors pursuant to this sentence) multiplied by (y) the percentage that the aggregate number of shares of Seller Common Stock beneficially owned by the Purchaser or any of its Affiliates bears to the total number of shares of Seller Common Stock then outstanding, and the Seller shall, upon request of the Parent, promptly take all actions necessary to cause the Parent’s designees to be so elected or appointed (including, if necessary, seeking the resignations of one or more existing directors or increasing the size of the Seller board of directors) in compliance with applicable Law; provided, however, that the Parent shall be entitled to designate at least a majority of the directors on the Seller board of directors (as long as the Parent and its Affiliates beneficially own a majority of the outstanding shares of Seller Common Stock of the Seller); provided, further, that prior to the Effective Time, the Seller board of directors shall always have at least two members who are not officers, directors, employees or designees of the Purchaser or any of its Affiliates (“Purchaser Insiders”). If the number of directors who are not Purchaser Insiders is reduced below two prior to the Effective Time, the remaining director who is not a Purchaser Insider shall be entitled to designate a Person to fill such vacancy who is not a Purchaser Insider and who shall be a director not deemed to be a Purchaser Insider for all purposes of this Agreement.

(b) The Seller’s obligations to appoint the Parent’s designees to the Seller board of directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Seller shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 1.3, including the mailing to the stockholders of an information statement (the “Information Statement”) containing the information required by such Section and Rule, as promptly as practicable following the mailing of the Schedule 14D-9 and shall include in the Information Statement such information with respect to the Seller and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.3. The Parent will supply to the Seller any information with respect to itself and its officers, directors and Affiliates required by such Section and Rule.

(c) Following the election or appointment of the Parent’s designees pursuant to this Section 1.3 and prior to the Effective Time, (i) any amendment or termination of this Agreement by the Seller, any extension by the Seller of the time for the performance of any of the obligations or other acts of the Parent or the Purchaser or waiver of any of the Seller’s rights or any of the obligations of the Parent or the Purchaser hereunder which in each case would be reasonably likely to have an adverse effect on the minority stockholders of the Seller and (ii) any amendment, waiver or modification of this Section 1.3 or Section 7.5, will require the consent of a majority of the directors of the Seller then in office who are not Purchaser Insiders (or the approval of the sole director if there shall only be one director then in office who is not a Purchaser Insider). Following the election or appointment of the Parent’s designees pursuant to this Section 1.3 and prior to the Effective Time, any actions with respect to the enforcement of this Agreement by the Seller shall be effected only be the action of a majority of the directors of the Seller then in office who are not Purchaser Insiders (or the approval of the sole director if there shall only be one director then in office who is not a Purchaser Insider) and such authorization shall constitute the authorization of the Seller board of directors and no other action on the part of the Seller, including any action by any other director of the Seller, shall be required to authorize.

1.4 Top-Up Option.

(a) The Seller hereby grants to the Purchaser an irrevocable option (the “Top-Up Option”), exercisable only on the terms and conditions set forth in this Section 1.4, to purchase at a price per share equal to the Offer Price paid in the Offer up to that number of newly issued shares of Seller Common Stock (the “Top-Up Shares”) equal to the lowest number of shares of Seller Common Stock that, when added to the number of shares of Seller Common Stock directly or indirectly owned by the Parent or the Purchaser at the time of exercise of the Top-Up Option, shall constitute one share more than 90% of the shares of Seller Common Stock outstanding immediately after the issuance of the Top-Up Shares (determined on a “fully diluted basis” (which assumes conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof)); provided, however, that (i) the Top-Up Option shall not be exercisable for a number of shares of Seller Common Stock in excess of the shares of Seller Common Stock authorized and unissued at the time of exercise of the Top-Up Option and (ii) the Top-Up Option may not be exercised unless, following the time of acceptance by the Purchaser of shares of Seller Common Stock tendered in the Offer or after a subsequent offering period, eighty-five percent (85%) or more of the shares of Seller Common Stock shall be directly or indirectly owned by the Parent or the Purchaser. The Top-Up Option shall be exercisable once at any time following the Acceptance Date and prior to the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with its terms.

(b) The parties shall cooperate to ensure that the issuance and delivery of the Top-Up Shares comply with all applicable Law, including compliance with an applicable exemption from registration of the Top-Up Shares under the Securities Act. If the Purchaser wishes to exercise the Top-Up Option, the Purchaser shall give the Seller one Business Day prior written notice, specifying (i) the number of shares of Seller Common Stock directly or indirectly owned by the Parent at the time of such notice and (ii) a place and a time for the closing of such purchase. The Seller shall, as soon as practicable following receipt of such notice, deliver written notice to the Purchaser specifying, based on the information provided by the Purchaser in its notice, the number of Top-Up Shares. At the closing of the purchase of Top-Up Shares, the purchase price owed by the Purchaser to the Seller therefor shall be paid to the Seller (i) in cash, by wire transfer or cashier’s check or (ii) by issuance by the Purchaser to the Seller of a promissory note on terms reasonably satisfactory to the Seller.

ARTICLE II—THE MERGER

2.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the DGCL, at the Effective Time, the Purchaser shall merge with and into the Seller. The Seller shall be the surviving corporation (the “Surviving Corporation”) in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of the Purchaser shall terminate.

2.2 Closing; Effective Time. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, on a date to be specified by the parties, which shall be not later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VIII, at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by the Parent and the Seller; provided, however, that if all the conditions set forth in Article VIII shall not be satisfied or waived on such second Business Day, then the Closing shall take place on the first Business Day on which all such conditions shall be satisfied or waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. As soon as practicable on or after the Closing Date, the parties shall duly execute a certificate of merger (the “Certificate of Merger”) that shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the Effective Time. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger.

2.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

2.4 Certificate of Incorporation and Bylaws. The certificate of incorporation of the Seller shall be amended at the Effective Time to read in the form of Annex II hereto (which shall contain such provisions as are necessary to give full effect to the exculpation and indemnification provided for in Section 7.5) and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable Law. The bylaws of the Purchaser, as in effect immediately prior to the Effective Time (which shall contain such provisions as are necessary to give full effect to the exculpation and indemnification provided for in Section 7.5), shall be the bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable Law.

2.5 Directors and Officers. The directors of the Purchaser immediately prior to the Effective Time shall become the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Seller immediately prior to the Effective Time shall become the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

2.6 Stockholders’ Meeting.

(a) If the adoption of this Agreement by the holders of Seller Common Stock is required by applicable Law in order to consummate the Merger, the Seller, acting through the Seller board of directors, shall, as promptly as reasonably practicable following the Acceptance Date, in accordance with applicable Law:

(i) establish a record date (which shall be as promptly as reasonably practicable following the Acceptance Date) for, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) for the purpose of considering and taking action upon this Agreement;

(ii) state in the notice of the Special Meeting that a resolution to adopt this Agreement will be considered at the Special Meeting;

(iii) prepare and file with the SEC a preliminary proxy statement relating to this Agreement and shall (A) use its reasonable best efforts to respond to any comments of the SEC with respect to the proxy statement and to cause the SEC to confirm that it has no comments or no further comments, as the case may be, on the proxy statement, (B) promptly notify the Parent upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements to the proxy statement, and shall provide the Parent with copies of all correspondence relating to the proxy statement between it and its representatives, on the one hand, and the SEC, on the other hand, (C) prior to the filing of the proxy statement (or any amendment or supplement thereto) with the SEC or the dissemination thereof to the stockholders of the Seller, or responding to any comments of the SEC with respect thereto, provide the Parent a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and give good faith consideration to the Parent’s comments on such document or response, (D) cause a definitive proxy statement (the “Proxy Statement”) to be mailed to its stockholders, (E) if at any time prior to the Special Meeting any information relating to the Transaction, the Seller, the Parent, the Purchaser or any of their respective Affiliates, directors or officers should be discovered by the Seller, the Parent or the Purchaser which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, file with the SEC and disseminate to the holders of Seller Common Stock an appropriate amendment or supplement describing such information, as and to the extent required by applicable Law or any applicable rule or regulation of any stock exchange and (F) use its reasonable best efforts to obtain the necessary approvals of the Merger and this Agreement by its stockholders;

(iv) subject to the fiduciary duties of the Seller board of directors, include in the Proxy Statement the Seller Recommendations that stockholders of the Seller vote in favor of the approval of this Agreement; and

(v) include in the Proxy Statement the opinions of the Seller’s Financial Advisors referred to in Section 5.21.

(b) The Parent agrees that it will vote, or cause to be voted, all of the shares of Seller Common Stock then owned by it, the Purchaser or any of its subsidiaries in favor of the approval of the Merger and of this Agreement.

2.7 Merger Without Meeting of Stockholders. Notwithstanding Section 2.6, in the event that the Parent, the Purchaser or any other Subsidiary of the Parent shall acquire at least 90% of the outstanding shares of Seller Common Stock pursuant to the Offer or otherwise, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after the acceptance for payment of and payment for shares of Seller Common Stock by the Purchaser pursuant to the Offer without a meeting of stockholders of the Seller, in accordance with Section 253 of the DGCL.

ARTICLE III—EFFECT OF THE MERGER ON THE SELLER CAPITAL STOCK;

EXCHANGE OF SHARES

3.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Seller or capital stock of the Purchaser:

(a) Capital Stock of the Purchaser. Each share of the common stock of the Purchaser issued and outstanding immediately prior to the Effective Time shall continue as one fully paid and nonassessable share of common stock, $1.00 par value per share, of the Surviving Corporation.

(b) Cancellation of Certain Stock. All shares of Seller Common Stock that are owned by the Seller, and any shares of Seller Common Stock owned by the Parent or the Purchaser immediately prior to the Effective Time, shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Seller Common Stock.

(i) Subject to Section 3.3, each share of Seller Common Stock (other than (x) shares to be cancelled in accordance with Section 3.1(b) and (y) Dissenting Shares of Seller Common Stock (as defined in Section 3.4(a)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive an amount in cash, without interest, equal to the Offer Price per share (the “Merger Consideration”). As of the Effective Time, all such shares of Seller Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate or evidence of shares held in book-entry form representing any such shares of Seller Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 3.3, without interest.

(ii) The Parent and the Purchaser acknowledge that all shares of Seller Common Stock that are outstanding as of immediately prior to the Effective Time but are subject to vesting or other forfeiture restrictions or are subject to a right of repurchase by the Seller at a fixed purchase price (shares so subject, “Seller Restricted Shares”) granted under the Seller Stock Plans shall immediately vest and the restrictions associated therewith shall automatically be deemed waived as provided by the Seller Stock Plans at the Effective Time.

3.2 Seller Stock-Based Awards. (a) As soon as practicable following the date of this Agreement, the Seller board of directors (or, if appropriate, any committee thereof administering the Seller Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

(i) adjust the terms of each outstanding Seller Stock Option, whether vested or unvested, as necessary to provide that such Seller Stock Option will become fully exercisable and may be exercised before the Effective Time at such applicable time or times as specified in the relevant Seller Stock Plan, and, at the Effective Time, each Seller Stock Option outstanding immediately prior to the Effective Time shall be canceled and the holder thereof shall then become entitled to receive, in full satisfaction of the rights of such holder with respect thereto, as soon as practicable following the Effective Time, a single lump-sum cash payment equal to the product of (A) the number of shares of Seller Common Stock for which such Seller Stock Option shall not theretofore have been exercised and (B) the excess, if any, of the Merger Consideration over the exercise price per share of such Seller Stock Option;

(ii) adjust the terms of all outstanding Seller Restricted Shares as necessary to provide that, as of the Effective Time, each Seller Restricted Share outstanding immediately prior to the Effective Time will be treated in accordance with Section 3.1(c)(ii); and

(iii) make such other changes to the Seller Stock Plans as the Seller and the Parent may agree are appropriate to give effect to the Merger.

(b) All amounts payable pursuant to Section 3.2(a) shall be subject to any required withholding of taxes and shall be paid without interest as soon as practicable following the Effective Time.

(c) Prior to the Closing Date, the Seller shall ensure that following the Effective Time no holder of a Seller Stock Option or Seller Restricted Share (or former holder of a Seller Stock Option or Seller Restricted Share) or any current or former participant in any Seller Stock Plan, Seller Benefit Plan or Seller Benefit Agreement shall have any right thereunder to acquire any capital stock of the Seller, the Surviving Corporation or their Subsidiaries or any other equity interest therein (including “phantom” stock or stock appreciation rights).

3.3 Exchange of Certificates. The procedures for exchanging outstanding shares of Seller Common Stock for the Merger Consideration are as follows:

(a) Paying Agent. Prior to the Effective Time, the Parent shall (i) designate, or cause to be designated, a bank or trust company that is reasonably acceptable to the Seller (the “Paying Agent”) and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Seller, with such Paying Agent to act as agent for the payment or exchange in accordance with this Article III of the Merger Consideration (such cash being referred to as the “Exchange Fund”). On or before the Effective Time, the Parent shall deposit with the Paying Agent the Exchange Fund for the benefit of the holders of Seller Common Stock. The Paying Agent shall make payments of the Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any unrelated other purpose.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates or evidence of shares held in book-entry form which immediately prior to the Effective Time represented outstanding shares of Seller Common Stock (the “Certificates”) whose shares were converted pursuant to Section 3.1(c) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor cash equal to the Merger Consideration payable in respect of the shares of Seller Common Stock previously represented by such Certificate, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Seller Common Stock which is not registered in the transfer records of the Seller, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(c) No Further Ownership Rights in Seller Stock. The Merger Consideration delivered upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to such shares of Seller Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Seller Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Seller Common Stock nine months after the Effective Time shall be delivered to the Parent, upon demand, and any holder of Seller Common Stock who has not previously complied with this Section 3.3 shall, subject to Section 3.3(e), thereafter look only to the Parent for payment of its claim for the Merger Consideration.

(e) No Liability. To the extent permitted by applicable Law, none of the Parent, the Purchaser, the Seller, the Surviving Corporation or the Paying Agent shall be liable to any holder of shares of Seller Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Authority), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Corporation. Any net profit resulting from, or interest or income produced by, such investments, shall be payable to the Surviving Corporation.

(g) Withholding Rights. Each of the Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement (including any payments made in respect of the Dissenting Shares) to any holder of shares of Seller Common Stock, such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of Law. To the extent that amounts are so withheld by the Surviving Corporation, the Parent or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Seller Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation, the Parent or the Paying Agent, as the case may be.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

3.4 Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, any shares of Seller Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by Seller Stockholders who, in accordance with Section 262 of the DGCL (the “Appraisal Rights Provisions”) (i) have not voted in favor of adopting and approving this Agreement, (ii) shall have demanded properly in writing appraisal for such shares, and (iii) have not effectively withdrawn, lost or failed to perfect their rights to appraisal (collectively, the “Dissenting Shares”), will not be converted as described in Section 3.1, but at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under the Appraisal Rights Provisions; provided, however, that all shares of Seller Common Stock held by Seller Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Seller Common Stock under the Appraisal Rights Provisions shall thereupon be deemed to have been canceled and to have been converted, as of the Effective Time, into the right to receive the Merger Consideration relating thereto, without interest, in the manner provided in Section 3.1. Persons who have perfected statutory rights with respect to Dissenting Shares (the “Dissenting Stockholders”) as described above will not be paid as provided in this Agreement and will have only such rights as are provided by the Appraisal Rights Provisions with respect to such Dissenting Shares.

(b) The Seller shall give the Parent and the Purchaser prompt (and in any event within 10 days of receipt) notice of any demands received by the Seller for the exercise of appraisal rights with respect to shares of Seller Common Stock and the Parent shall have the right to direct all negotiations and proceedings with respect to such demands, subject, prior to the Effective Time, to consultation with the Seller. The Seller shall not, except with the prior written consent of the Parent, make any payment with respect to, or settle or offer to settle, any such demands.

(c) Each Dissenting Stockholder who becomes entitled under the Appraisal Rights Provisions to payment for Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Rights Provisions), and such shares of Seller Common Stock shall be canceled.

ARTICLE IV—REPRESENTATIONS AND WARRANTIES OF THE PARENT AND

THE PURCHASER

Parent and the Purchaser hereby jointly and severally represent and warrant to the Seller as follows:

4.1 Corporate Organization.

(a) The Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b) The Parent has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. The Parent is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have a the Parent Material Adverse Effect. The certificate of incorporation and bylaws of the Parent, copies of which have previously been made available to the Seller, are true, complete and correct copies of such documents as currently in effect.

(c) The Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of the Purchaser is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by the Parent, free and clear of any claim, lien, encumbrance or agreement with respect thereto. Except for obligations and liabilities incurred in connection with its incorporation and the transactions contemplated by this Agreement, the Purchaser has not and will not have incurred, directly or indirectly, any material obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.2 Authority; No Violation.

(a) Each of the Parent and the Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The adoption, execution and delivery of this Agreement to which the Parent or the Purchaser is a party and the approval of the consummation of the transactions contemplated hereby have been recommended by, and have been duly and validly adopted and approved by vote of the board of directors of each of the Parent and the Purchaser. No other corporate proceedings on the part of the Parent are necessary to authorize this Agreement or to consummate each of the Offer and the Merger. This Agreement has been duly and validly executed and delivered by the Parent and the Purchaser, and (assuming due authorization, execution and delivery by the Seller), constitutes the valid and binding obligations of the Parent and the Purchaser, enforceable against the Parent and the Purchaser in accordance with its terms.

(b) Assuming that all consents, authorizations, permits, waivers and approvals referred to in Section 5.4 of the Seller Letter have been obtained and all registrations, declarations, filings and notifications described in Section 5.4 of the Seller Letter have been made and any waiting periods thereunder have terminated or expired, neither the execution and delivery of this Agreement by the Parent, the consummation by the Parent of the transactions contemplated hereby nor the compliance by the Parent with the provisions of this Agreement will, (i) conflict with or violate any provision of the certificate of incorporation or other organizational document of like nature or bylaws of the Parent or the Purchaser or (ii) conflict with or violate any statute, law, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Parent or the Purchaser or by which any property or asset of the Parent or the Purchaser is bound or affected, except, with respect to (ii) above, for any such conflicts, violations, breaches or defaults which would not, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.3 Consents and Approvals. No consents, authorizations, orders, waivers or approvals of, or filings, declarations or registrations with, or notifications to any Governmental Authority are necessary in connection with (a) the execution and delivery by the Parent and the Purchaser of this Agreement, or (b) the consummation by the Parent and the Purchaser of each of the Offer, the Merger and the other transactions contemplated hereby or the compliance by the Parent and the Purchaser with the provisions of this Agreement, except (i) such consents, authorizations, orders, waivers, approvals, filings, declarations, notices and registrations the failure of which to obtain or make would not, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect and (ii) such consents, authorizations, waivers, approvals, filings, notices and registrations as are listed in Section 5.4 of the Seller Letter.

4.4 Broker’s Fees. Neither the Parent nor the Purchaser nor any of their respective officers, directors, employees or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement for which the Seller would be liable (including Goldman Sachs & Co., which was engaged by the Parent in connection with the transactions contemplated by this Agreement).

4.5 Legal Proceedings. There is no claim, suit, action, proceeding or investigation of any nature pending or, to the knowledge of the Parent, threatened, against the Parent or any subsidiary of the Parent or challenging the validity or propriety of the transactions contemplated by this Agreement, which, if adversely determined, would, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.6 Available Funds. The Parent will have at each of the Acceptance Date and the date of the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the aggregate Offer Price and the aggregate Merger Consideration in full as well as to make all other required payments payable in connection with the transactions contemplated hereby.

4.7 Certain Compensation Arrangements. The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to certain employment compensation, severance and other employee benefit plan(s) to which the Parent is a party (the “Parent Arrangement(s)”) to certain holders of Seller Common Stock and other securities of the Seller (the “Covered Securityholders”). The Parent hereby represents and warrants that all such amounts payable under the Parent Arrangement(s) (i) are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder.

4.8 Offer Documents; Proxy Statement; the Parent Information. The Parent and the Purchaser represent that the Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Seller Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Parent or the Purchaser with respect to information supplied by the Seller in writing for inclusion in the Offer Documents.

(a) The information supplied by the Parent in writing for inclusion in the Proxy Statement (where and to the extent required by applicable Laws to consummate the Merger), will not, on the date the Proxy Statement is first mailed to stockholders of the Seller or at the time of the Special Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made.

4.9 No Other Representations or Warranties. Except for the representations and warranties of the Parent or the Purchaser contained in this Article IV, none of the Parent, the Purchaser or any other Person on behalf of the Parent or the Purchaser makes any express or implied representation or warranty with respect to the Parent or the Purchaser or with respect to any other information provided to the Seller in connection with the transactions contemplated hereby. None of the Parent or the Purchaser or any other Person on behalf of the Parent or the Purchaser shall be held liable for any actual or alleged damage, liability or loss resulting from the distribution to the Seller, or the Seller’s use of, any such information, including any information, documents, projections, forecasts or other material made available to the Seller in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article IV.

ARTICLE V—REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the letter delivered by the Seller to the Parent and the Purchaser concurrently with the execution of this Agreement (the “Seller Letter”), which letter shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (with specific reference to the particular Section or subsection to which such information relates; provided that an item disclosed in any Section or subsection shall be deemed to have been disclosed for each other Section or subsection of this Agreement to the extent the relevance is reasonably apparent on the face of such disclosure), the Seller hereby represents and warrants to the Parent and the Purchaser as follows:

5.1 Corporate Organization.

(a) The Seller is a corporation duly incorporated, validly existing and in good corporate standing under the laws of the State of Delaware. The Seller has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. The Seller is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. The certificate of incorporation and bylaws of the Seller, copies of which have previously been made available to the Parent, are true, complete and correct copies of such documents as currently in effect. The Seller has made available to the Parent complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the stockholders, the board of directors and each committee of the board of directors of the Seller and each of its subsidiaries held since January 1, 2004 through the date of this Agreement. The Seller has made available to the Parent complete and correct copies of all resolutions of the board of directors of the Seller, and each committee thereof, in respect of this Agreement, the Merger and the other transactions contemplated hereby.

(b) Each of the Seller’s subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the subsidiaries has all requisite power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Each of the subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(c) The certificate of incorporation and bylaws or equivalent organizational documents of each of the Seller’s subsidiaries that currently has operations, copies of which have previously been made available to the Parent, are true, correct and complete copies of such documents as currently in effect.

5.2 Capitalization.

(a) The authorized capital stock of the Seller consists of 80,000,000 shares of Seller Common Stock and 20,000,000 shares of preferred stock, $0.01 par value per share (the “Seller Preferred Stock”). As of March 30, 2007, there were 50,243,460 shares of Seller Common Stock (of which 559,500 were Seller Restricted Shares) and no shares of Seller Preferred Stock issued and outstanding. As of March 30, 2007, there were 3,806,892 shares of Seller Common Stock and no shares of Seller Preferred Stock held in the treasury of the Seller. In addition, as of March 30, 2007, there were 1,019,860 shares of Seller Common Stock reserved and available for issuance under the Seller Stock Plans, of which 3,896,974 were subject to Seller Stock Options outstanding as of March 30, 2007, and 20,000 shares of Seller Common Stock were subject to Seller Stock Options outstanding as of the date hereof that were not granted under a Seller Stock Plan. The Seller has no shares of Seller Common Stock or Seller Preferred Stock reserved for issuance other than as described above. All issued and outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof except as required by law. Other than as set forth above, as of March 30, 2007, there were no outstanding shares of Seller Common Stock or Seller Preferred Stock or any other share of capital stock of, or equity or voting interests in, the Seller or any subsidiary of the Seller, any securities convertible into, exchangeable or exercisable for or representing the right to subscribe for, purchase or otherwise receive any shares of Seller Common Stock or Seller Preferred Stock or any other share of capital stock of, or equity or voting interests in, the Seller or any subsidiary of the Seller or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Seller Common Stock on a deferred basis or other rights that are linked to the value of the Seller Common Stock or the value of the Seller or any part thereof granted by the Seller or any of its subsidiaries. Since March 30, 2007 through the date of this Agreement, there have been no issuances of shares of Seller Common Stock or Seller Preferred Stock or any other share of capital stock of, or equity or voting interests in, the Seller or any subsidiary of the Seller, any securities convertible into, exchangeable or exercisable for or representing the right to subscribe for, purchase or otherwise receive any shares of Seller Common Stock or Seller Preferred Stock or any other share of capital stock of, or equity or voting interests in, the Seller or any subsidiary of the Seller or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Seller Common Stock on a deferred basis or other rights that are linked to the value of the Seller Common Stock or the value of the Seller or any part thereof granted by the Seller or any of its subsidiaries. Except for Seller Stock Options, neither the Seller nor any of its subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or Contracts of any character calling for the Seller or any of its subsidiaries to issue, deliver or sell, or cause to be issued, granted, delivered or sold any shares of Seller Common Stock or Seller Preferred Stock or any other share of capital stock of, or equity or voting interests in, the Seller or any subsidiary of the Seller, any securities convertible into, exchangeable or exercisable for or representing the right to subscribe for, purchase or otherwise receive any shares of Seller Common Stock or Seller Preferred Stock or any other share of capital stock of, or equity or voting interests in, the Seller or any subsidiary of the Seller or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Seller Common Stock on a deferred basis or other rights that are linked to the value of the

Seller or any part thereof granted by the Seller or any of its subsidiaries or any shares of deferred stock, restricted stock awards, stock appreciation rights, “phantom” stock awards or other similar rights that are linked to the value of the Seller Common Stock or the value of the Seller or any part thereof, or obligating the Seller or any such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or any other similar agreements. There are no outstanding contractual obligations of the Seller or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Seller or any of its subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any subsidiary of the Seller. Section 5.2(a) of the Seller Letter sets forth, with respect to each outstanding Seller Stock Option, (i) the name of each holder of such Seller Stock Option and an indication of whether such holder is a current employee of the Seller or its Subsidiaries, (ii) the date each such Seller Stock Option was granted, (iii) the number of shares of Seller Common Stock subject to each such Stock Option, (iv) the expiration date of each such Seller Stock Option, (v) the price at which each such Seller Stock Option may be exercised, (vi) whether or not each such Seller Stock Option was granted under a Seller Stock Plan and (vii) whether or not each such Seller Stock Option is intended to qualify as an “incentive stock option” under Code Section 422. Section 5.2(a) of the Seller Letter also sets forth, with respect to each outstanding Seller Restricted Share, (i) the name of each holder of such Seller Restricted Share and whether such holder is a current employee of the Seller or its Subsidiaries and (ii) the date each such Seller Restricted Share was granted. The form of award agreement pursuant to which each outstanding Seller Stock Option and Seller Restricted Share was granted is set forth in Section 5.2(a) of the Seller Letter. Except for the Seller Stock Options and Seller Restricted Shares set forth in Section 5.2(a) of the Seller Letter, there are no (A) shares of Seller Common Stock outstanding which are subject to vesting over time or upon the satisfaction of any condition precedent, or which are otherwise subject to any right or obligation of repurchase or redemption on the part of the Seller, (B) stock appreciation rights, “phantom” stock awards or other similar rights that are linked to the value of the Seller Common Stock or the value of the Seller or any part thereof, (C) outstanding rights of any person to receive Seller Common Stock under the Seller Stock Plans or otherwise, on a deferred basis or otherwise, and (D) outstanding rights of any person to receive Seller Preferred Stock, on a deferred basis or otherwise. All Seller Stock Options and Seller Restricted Shares may, by their terms, be treated in accordance with Section 3.2(a). Each of the directors and the officers of the Seller listed on Section 5.2(a) of the Seller Letter have waived all rights to receive (by contract or otherwise) Seller Stock Options or Seller Restricted Shares during any period commencing March 30, 2007.

(b) Section 5.2(b) of the Seller Letter lists each of the Seller’s subsidiaries on the date of this Agreement and indicates for each such subsidiary as of such date: (i) the percentage and equity securities owned or controlled, directly or indirectly, by the Seller; and (ii) the jurisdiction and form of organization. All of the (x) issued and outstanding shares of capital stock of each of the subsidiaries of the Seller that are corporations are held, directly or indirectly, by the Seller and are validly issued, fully paid and nonassessable; (y) issued and outstanding partnership or membership interests of each of the subsidiaries of the Seller that are either limited liability companies or limited partnerships are held, directly or indirectly, by the Seller; and (z) shares or other ownership interests of each of the subsidiaries of the Seller are owned by the Seller, directly or indirectly free and clear of any claim, lien, Encumbrance or agreement with respect thereto. No subsidiary of the Seller owns any capital stock of the Seller.

(c) With respect to the Seller Stock Options, (i) each Seller Stock Option intended to qualify as an “incentive stock option” under Code Section 422 of the Code so qualifies, (ii) each grant of a Seller Stock Option was duly authorized no later than the date on which the grant of such Seller Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Seller board of directors (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each such grant was made in accordance with the terms of the applicable Seller Stock Plan, the Exchange Act and all other applicable Laws and regulatory rules or requirements, including the rules of The NASDAQ Stock Market LLC and any other exchange on which Seller securities are traded, (iv) the per share exercise price of each Seller Stock Option was not less than the fair market value of a share of Seller Common Stock on the applicable Grant Date and (v) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Seller and disclosed in all of the Seller SEC Reports in accordance with the Exchange Act and all other applicable Laws. The Seller has not knowingly granted, and there is no and has been no policy or practice of the Seller of granting, Seller Stock Options prior to, or otherwise coordinating the grant of Seller Stock Options with, the release or other public announcement of material information regarding the Seller or its Subsidiaries or their results of operations or prospects.

(d) As of the date of this Agreement, except (x) as set forth on the balance sheet of the Seller as of December 31, 2006 included in the Seller SEC Reports, (y) for indebtedness owed by the Seller or one of its subsidiaries to the Seller or another of its subsidiaries and (z) guarantees by the Seller of indebtedness of any subsidiary of the Seller, neither the Seller nor any of its subsidiaries has any (A) indebtedness for borrowed money, (B) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (C) accounts payable to trade creditors and accrued expenses not arising in the ordinary course of business, (D) amounts owing as deferred purchase price for the purchase of any property (other than ordinary course payment arrangement with suppliers) or (E) guarantees with respect to any indebtedness or obligation of a type described in clauses (A) through (D) above of any other Person (collectively, “indebtedness”). As of the date of this Agreement, except as set forth on the balance sheet of the Seller as of December 31, 2006 included in the Seller SEC Reports, there is no Encumbrance on any asset of the Seller or any of its subsidiaries that secures indebtedness.

5.3 Authority; No Violation.

(a) The Seller has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Offer and the Merger, and to comply with the provisions of this Agreement, subject, in the case of the Merger, to the Seller Stockholder Approval. The approval, adoption, execution and delivery of this Agreement, the consummation by the Seller of the transactions contemplated hereby and the compliance by the Seller with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of the Seller, and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement, to comply with the terms of this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the Merger, to the Seller Stockholder Approval. The board of directors of the Seller, at a meeting duly called and held at which all directors of the Seller were present, duly and unanimously adopted resolutions (i) determining and declaring that this Agreement, the Offer and the Merger and the other transactions contemplated hereby are advisable, and in the best interest of the Seller and its stockholders, (ii) approving the Offer and the Merger in accordance with the DGCL, (iii) approving this Agreement, (iv) recommending that the Seller Stockholders accept the Offer, tender their shares of Seller Common Stock into the Offer, approve the Merger and adopt this Agreement and (v) determining that each member of the Seller Compensation Committee approving any plan, program, agreement, arrangement, payment or benefit as an Employment Compensation Arrangement in order to satisfy the non-exclusive safe harbor under Rule 14d-10(d)(2) is an “independent director” within the meaning of Rule 4200(a)(15) of The NASDAQ Stock Market LLC (an “Independent Director”), which resolutions have not been rescinded, modified or withdrawn in any way. This Agreement has been duly and validly executed and delivered by the Seller and (assuming due authorization, execution and delivery by the Parent and the Purchaser) constitutes the valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms.

(b) Assuming that all consents, authorizations, permits, waivers and approvals referred to in Section 5.4 of the Seller Letter have been obtained and all registrations, declarations, filings and notifications described in Section 5.4 of the Seller Letter have been made and any waiting periods thereunder have terminated or expired, neither the execution and delivery of this Agreement by the Seller nor the consummation by the Seller of the transactions contemplated hereby, including the Offer and the Merger, nor the compliance by the Seller with the provisions of this Agreement, do or will (i) conflict with or violate any provision of the certificate of incorporation or other organizational document of like nature or the bylaws of the Seller or any of its subsidiaries, (ii) conflict with or violate any statute, law, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Seller or any of its subsidiaries or by which any property or asset of the Seller or any of its subsidiaries is bound or affected or (iii) result in any violation or breach of or any loss of any benefit under, or constitute a change of control or default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, result in the creation of a lien, security interest, charge or other Encumbrance upon any of the properties or assets of the Seller or any of its subsidiaries pursuant to, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any Contract to which the Seller or any of its subsidiaries is a party as issuer, guarantor or obligor, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (iii) above, for any such conflicts, violations, breaches, defaults, rights, liens, security interests, charges, other Encumbrances or entitlements which would not, either individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

5.4 Consents and Approvals. No consents, authorizations, orders, waivers or approvals of, or filings, declarations or registrations with, or notifications to any Governmental Authority are necessary in connection with (a) the execution and delivery by the Seller of this Agreement, or (b) the consummation by the Seller of the transactions contemplated hereby, including the Offer and the Merger, or the compliance by the Seller with the provisions of this Agreement, except (i) such consents, authorizations, orders, waivers, approvals, filings, declarations, notices and registrations the failure of which to obtain or make would not, either individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect and (ii) such consents, authorizations, waivers, approvals, filings, notices and registrations as are listed in Section 5.4 of the Seller Letter.

5.5 Financial Statements. The Seller has made available to the Parent copies of the (i) audited consolidated balance sheets of the Seller and its subsidiaries as of March 31, 2006, March 31, 2005 and March 31, 2004, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the fiscal years 2004 through 2006, inclusive, accompanied by the audit report of Ernst & Young LLP, independent public accountants for the Seller, and (ii) the unaudited consolidated balance sheet of the Seller as of December 31, 2006 and the related unaudited consolidated statement of income, statement of changes in stockholders’ equity and statement of cash flows for the nine-month period ended December 31, 2006 (the “Unaudited Balance Sheet”). The March 31, 2006 audited consolidated balance sheet of the Seller and its subsidiaries and the Unaudited Balance Sheet (collectively, the “Seller Balance Sheet”) (including the related notes, where applicable) and the other financial statements of the Seller referred to in this Section 5.5 (including the related notes, where applicable) present fairly, in all material respects, and the 2006 Financial Statements (including the related notes) and the financial statements to be included in any reports or statements (including reports on Forms 10-Q and 10-K) to be filed by the Seller with the SEC after the date hereof will present fairly, in all material respects, the consolidated financial position and results of the consolidated operations and cash flows and changes in stockholders’ equity of the Seller and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; and each of such statements (including the related notes, where applicable) has been and will be prepared in accordance with GAAP, except as otherwise set forth in the notes thereto (subject, in the case of unaudited interim statements, to normal year-end adjustments). Each of the consolidated financial statements of the Seller and its subsidiaries, including, in each case, the notes thereto, made available to the Parent comply, and the financial statements to be filed with the SEC by the Seller after the date hereof and the 2006 Financial Statements will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

5.6 Broker’s Fees. Neither the Seller nor any of its officers, directors, employees, or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement, except for fees and commissions incurred in connection with the engagement of Morgan Stanley & Co. Incorporated and Wachovia Capital Markets, LLC (the “Seller’s Financial Advisors”) and for legal, accounting and other professional fees payable in connection with the transactions contemplated hereby, including the Transaction. True and complete copies of the engagement letters with Seller’s Financial Advisors have been provided to the Parent.

5.7 Absence of Certain Changes or Events. Since March 31, 2006, (a) the Seller and each of its subsidiaries have conducted its respective business in the ordinary course consistent with their past practices, (b) except as expressly set forth in the Seller SEC Reports filed prior to the date of this Agreement, none of the Seller or any of its subsidiaries has taken any actions that if taken between the date hereof and the Effective Time would constitute a breach of any of clauses (a), (b)(B), (e), (j), (l), (n) or (p) of Section 6.1 and (c) there has not been any change, circumstance or event (including any event involving a prospective change) which has had, or would reasonably be expected to have, a Seller Material Adverse Effect. Since December 31, 2006, except as expressly set forth in the Seller SEC Reports filed prior to the date of this Agreement, none of the Seller or any of its subsidiaries has taken any actions that if taken between the date hereof and the Effective Date would constitute a breach of any of clauses (d)(i) through (v) of Section 6.1.

5.8 Legal Proceedings. There is no claim, suit, action, proceeding or investigation of any nature (each, a “Proceeding”) pending or, to the knowledge of the Seller, threatened, against the Seller or any of its subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, which if adversely determined would, either individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. As of the date of this Agreement (a) there is no Proceeding pending or, to the knowledge of the Seller, threatened against the Seller or any of its subsidiaries seeking, or that is reasonably expected to involve, money damages in excess of $1,000,000, (b) the aggregate money damages that are sought, or are reasonably expected to be involved, in all Proceedings that are pending or, to the knowledge of the Seller, threatened against the Seller or any of its subsidiaries does not exceed $5,000,000 and (c) there is no material Proceeding pending or, to the knowledge of the Seller, threatened against the Seller or any of its subsidiaries that seeks injunction relief or specific performance. Neither the Seller nor any subsidiary nor any property or asset of the Seller or any subsidiary is subject to any continuing order of or consent decree, settlement agreement or similar agreement with any Governmental Authority or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority or arbitrator that is material.

5.9 Reports.

(a) Since January 1, 2004, the Seller and its subsidiaries have timely filed, and subsequent to the date hereof, will timely file, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the SEC, including Forms 10-K, Forms 10-Q and Forms 8-K (collectively, the “Seller SEC Reports”) (and copies of all such Seller SEC Reports have been or will be delivered or otherwise made available by the Seller to the Parent) and (ii) any applicable state securities authorities (except, in the case of state securities authorities, no such representation is made as to filings which are not material) (all such reports, registrations and statements, together with any amendments thereto, are collectively referred to herein as the “Seller Reports”) and have paid all fees and assessments due and payable in connection with any of the foregoing. As of their respective dates, the Seller Reports complied and, with respect to filings made after the date of this Agreement, will at the date of filing comply, in all material respects, with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain and, with respect to filings made after the date of this Agreement, will not at the date of filing contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Seller’s subsidiaries is required to file any form, report or other document with the SEC. The Seller is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder applicable to it.

(b) The Seller has (i) designed and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to the Seller, including its consolidated subsidiaries, that is required to be disclosed by the Seller in the reports it files under the Exchange Act is made known to its principal executive officer and principal financial officer or other appropriate members of management as appropriate to allow timely decisions regarding required disclosure; (ii) designed and maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f)

and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance (A) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (B) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that could have a material effect on the Seller’s financial statements; (iii) with the participation of the Seller’s principal executive and financial officers, completed an assessment of the effectiveness of the Seller’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended March 31, 2006, and such assessment concluded that such internal controls were effective using the framework specified in the Seller’s Annual Report on Form 10-K for such year ended; and (iv) to the extent required by applicable Laws, disclosed in such report or in any amendment thereto any change in the Seller’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, the Seller’s internal control over financial reporting.

(c) The Seller has disclosed, based on the most recent quarterly evaluation of internal control over financial reporting, to the Seller’s auditors and audit committee of the Seller board of directors (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting that is reasonably likely to adversely affect the Seller’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Seller’s internal control over financial reporting. To the knowledge of the Seller, there are no material weaknesses in the design or operation of internal control over financial reporting that is reasonably likely to adversely affect the Seller’s ability to record, process, summarize and report financial information.

(d) There are no pending (i) formal or, to the knowledge of the Seller, informal investigations of the Seller by the SEC, (ii) to the knowledge of the Seller, inspections of an audit of the Seller’s financial statements by the Public Company Accounting Oversight Board or (iii) investigations by the audit committee of the Seller board of directors regarding any complaint, allegation, assertion or claim that the Seller or any of its subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls.

(e) Neither the Seller nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Seller and any of its subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Seller or any of its subsidiaries in the Seller’s or any of its subsidiaries published financial statements or other Seller SEC Reports.

5.10 Absence of Undisclosed Liabilities. Since March 31, 2006, except for those liabilities that are fully reflected or reserved against on the Seller Balance Sheet in accordance with GAAP and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2006, neither the Seller nor any of its subsidiaries has incurred any obligation or liability (whether or not accrued and contingent or otherwise) that, either alone or when combined with all such liabilities, either individually or in the aggregate, is or would reasonably be expected to be material in relation to the Seller and its subsidiaries, taken as a whole.

5.11 Compliance with Applicable Laws and Reporting Requirements. The Seller and its subsidiaries hold all permits, licenses, variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Authorities which are required for the operation of their respective businesses (the “Seller Permits”) and the Seller and each of the Subsidiaries is in compliance with the terms of the Seller Permits and all applicable Laws and regulations, except where the failure to so hold or comply, either individually or in the aggregate, is or would reasonably be expected to be material in relation to the Seller and its subsidiaries, taken as a whole. Except as expressly disclosed in the Seller SEC Reports filed prior to the date of this Agreement, the businesses of the Seller and its Subsidiaries are not being conducted in violation of any Law (including the Sarbanes-Oxley Act of 2002 and the USA PATRIOT Act of 2001), except for possible violations which, either individually or in the aggregate, are not or would not reasonably be expected to be material in relation to the Seller and its subsidiaries, taken as a whole. No investigation by any Governmental Authority with respect to the Seller or any of the Subsidiaries is pending or threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to be material in relation to the Seller and its subsidiaries, taken as a whole.

5.12 Taxes and Tax Returns.

(a) Each of the Seller and each of its Subsidiaries (referred to for purposes of this Section 5.12, collectively, as the “Seller Companies”) has (i) timely filed (or had timely filed on its behalf) with the appropriate Governmental Authorities all material Tax Returns required to be filed by it (giving effect to all extensions), and all such Tax Returns are true, correct and complete in all material respects and (ii) timely paid (or had timely paid on its behalf) all material Taxes, whether or not reflected on a Tax Return, required to have been paid by it. The most recent financial statements contained in the Sellers’ filed SEC reports reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income), in accordance with GAAP, for all Taxes, whether or not yet due and payable, of the Seller Companies for all taxable periods and portions thereof through the date of such financial statements.

(b) There are no material liens for Taxes upon any property or assets of the Seller Companies, except for liens for Taxes not yet due or for Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established.

(c) The Seller Companies have complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes in connection with amounts paid or owing to any employee, former employee or independent contractor) and have duly and timely withheld and have paid over to the appropriate Governmental Authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(d) As of the date of this Agreement, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Seller Companies, and none of the Seller Companies has received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes. The relevant statute of limitations is closed with respect to the federal income Tax Returns of the Seller Companies for all years through March 31, 2003.

(e) None of the Seller Companies has granted in writing any power of attorney which is currently in force with respect to any Taxes or Tax Returns.

(f) None of the Seller Companies has requested an extension of time within which to file any Tax Return which has not since been filed, and no currently effective waivers, extensions, or comparable consents regarding the application of the statute of limitations with respect to Taxes or Tax Returns have been given by or on behalf of the Seller Companies.

(g) None of the Seller Companies is party to or bound by or currently has any material liability under any agreement providing for the allocation, sharing or indemnification of Taxes.

(h) None of the Seller Companies has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns which include only the Seller and any Seller Company) provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year.

(i) No claim has been made in writing by any Governmental Authorities in a jurisdiction where the Seller Companies do not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

(j) The Seller Companies have made available to the Parent copies of (i) all of their material income Tax Returns filed within the past three (3) years, (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Authority within the past five (5) years relating to the federal, state, local or foreign Taxes due from or with respect to the Seller Companies, and (iii) any closing letters or agreements entered into by the Seller or any Seller Company with any Governmental Authorities within the past five (5) years with respect to Taxes.

(k) None of the Seller Companies has received any written notice of deficiency or assessment from any Governmental Authority for any material amount of Tax that has not been fully settled or satisfied.

(l) None of the Seller Companies has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Effective Time) or which otherwise constitutes part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Offer and the Merger.

(m) None of the Seller Companies will be required to include in a Taxable period ending after the Effective Time Taxable income attributable to income that arose in a prior Taxable period but was not recognized for Tax purposes in any prior Taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of any Tax Law or for any other reason (including as a result of prepaid amounts or deferred revenue received on or prior to the Effective Time).

(n) None of the Seller Companies has participated in any “listed transaction”, as defined in Treasury Regulation Section 1.6011-4.

(o) To the knowledge of the Seller, Section 5.12(o) of the Seller Letter sets forth a list of all Seller Companies that have made elections under Section 1362 of the Code to be treated as S corporations for federal income Tax purposes or made similar elections under any comparable provisions of any applicable Tax Laws.

(p) There has been no change in ownership (within the meaning of Section 382(g) of the Code) of the Seller or any predecessor.

(q) Other than the Specified Parachute Payments (as defined below), no amount or other entitlement that could be received as a result of the transactions contemplated hereby (alone or in conjunction with any other event) by any “disqualified individual” (as defined in Code Section 280G(c) of the Code) with respect to the Seller will constitute an “excess parachute payment” (as defined in Code Section 280G(b)(1)). Section 5.12(q) of the Seller Letter sets forth, with respect to each disqualified individual with respect to the Seller who could receive any excess parachute payment (i) such person’s name, title and base amount (as defined in Code Section 280G(b)(3)) and (ii) a calculation of the aggregate present value of the “parachute payments” (as defined in Code Section 280G(b)(2)) such person could receive (collectively, the “Specified Parachute Payments”). No current or former director, officer, employee, independent contractor or consultant of the Seller or any of its subsidiaries (collectively, “Seller Personnel”) is entitled to any gross-up, make-whole or other additional payment from the Seller or any of its subsidiaries in respect of any tax (including federal, state, local and foreign income, excise and other taxes (including taxes imposed under Code Sections 280G or 409A)) or interest or penalty related thereto.

(r) To the knowledge of the Seller, Section 5.12(r) of the Seller Letter sets forth as of the most recent practicable date a list, by type of Tax, of each state in which the Seller Companies are (i) required to file a Tax Return relating to state income, franchise or sales or use Taxes or (ii) required to register for sales or use Tax purposes.

5.13 Employee Benefit Programs.

(a) Section 5.13(a)(i) of the Seller Letter sets forth a complete and current list, as of the date of this Agreement, of each “employee pension benefit plan” (the “Seller Pension Plans”), as such term is defined in Section 3(2) of ERISA, “employee welfare benefit plan”, as such term is defined in Section 3(1) of ERISA, stock option plan, restricted stock plan, stock purchase plan, deferred compensation plan, bonus or incentive plan, severance, change in control, retention or termination plan, program, policy or arrangement, and each other employee benefit plan, program, policy or arrangement, in each case, sponsored, maintained, contributed to, or required to be maintained or contributed to, by the Seller, any of its subsidiaries or any of Seller’s ERISA Affiliates for the benefit of any Seller Personnel, but not including any Seller Benefit Agreement (each such plan, program, policy or arrangement, together with any such plan, program, policy or arrangement that is entered into after the date of this Agreement, a “Seller Benefit Plan”). Each employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change in control, retention, termination or other agreement or arrangement between the Seller or any of its subsidiaries, on the one hand, and any Seller Personnel, but not including any Seller Benefit Plan, is referred to herein as a “Seller Benefit Agreement”. Section 5.13(a)(ii) of the Seller Letter sets forth a complete and correct list, as of the date of this Agreement, of each material Seller Benefit Agreement.

(b) The Seller has made available to the Parent complete and accurate copies of each of the following with respect to each of the Seller Benefit Plans and the Seller Benefit Agreements: (i) a complete and current copy thereof, including any amendments thereto; (ii) trust agreement or insurance contract (including any fiduciary liability policy or fidelity bond), if any; (iii) most recent IRS determination or opinion letter, if any; (iv) the two most recent annual reports on Form 5500; (v) the two most recent financial and/or actuarial reports, if any, and (vi) summary plan description, any summary of material modifications thereto, and any material employee communications.

(c) Each of the Seller Pension Plans, each of the Seller Benefit Plans and each of the Seller Benefit Agreements, has been and is administered in compliance with its terms in all material respects and is in compliance in all material respects with the applicable provisions of ERISA (including the funding and prohibited transactions provisions thereof), the Code and all other applicable Laws.

(d) Each of the Seller Pension Plans which is intended to be a qualified plan within the meaning of Code Section 401(a) has received a favorable determination or opinion letter from the IRS that such plan meets the requirements of Code Section 401(a) and the Seller is not aware of any reason why any such opinion letter would reasonably be expected to be revoked or not be reissued.

(e) The Seller has made or provided for all contributions to the Seller Pension Plans required thereunder.

(f) Neither the Seller nor any of its subsidiaries is a party to or maintains any contract or other arrangement with any employee or group of employees that provides for any kind of severance payments.

(g) Neither the Seller nor any of its subsidiaries or ERISA Affiliates sponsors, maintains or contributes to, or in the six (6) years prior to the date hereof has sponsored, maintained or contributed to (i) any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, or (ii) any plan subject to Section 302 or Title IV of ERISA or Code Section 412 or which is otherwise a defined benefit pension plan. No circumstances exist which could reasonably be expected to result in any liability to the Seller or any of its subsidiaries under Section 302 or Title IV of ERISA or Code Section 412.

(h) Neither the Seller nor any of its subsidiaries provides or has agreed to provide healthcare, welfare or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or state health continuation laws), and no circumstances exist that could result in the Seller or any of its subsidiaries becoming obligated to provide any such benefits.

(i) No lawsuits, governmental administrative proceedings, claims (other than routine claims for benefits) or complaints to, or by, any Person or Governmental Authority have been filed, are pending, or to the knowledge of the Seller, threatened with respect to any Seller Benefit Plan or Seller Benefit Agreement. There is no material correspondence between the Seller or any of its subsidiaries and any Governmental Authority related to any Seller Benefit Plan or Seller Benefit Agreement concerning any matter that would result in any material liability to the Parent, the Seller or any Seller Benefit Plan or Seller Benefit Agreement. Neither the Seller nor any of its subsidiaries has received notice of any, and, to the knowledge of the Seller, there are no, material investigations by any Governmental Authority with respect to any Seller Benefit Plan or Seller Benefit Agreement. None of the Seller and its Subsidiaries nor any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Code Section 4975 or Section 406 of ERISA) which could subject any Seller Benefit Plan or Seller Benefit Agreement or their related trusts, the Seller, any of its subsidiaries or any Person that the Seller or any of its subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Code Section 4975 or Section 502 of ERISA.

(j) Each Seller Benefit Plan and Seller Benefit Agreement that is a “nonqualified deferred compensation plan” within the meaning of Code Section 409A has been operated in material compliance with Code Section 409A since January 1, 2005, based upon a good faith, reasonable interpretation of Code Section 409A, the proposed regulations issued thereunder and Internal Revenue Services Notices 2005-1 and 2006-79.

(k) The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Seller, including the Seller Benefit Plans, the Seller Pension Plans and the Seller Benefit Agreements (collectively, the “Arrangements”), to the Covered Securityholders. The Seller hereby represents and warrants that all such amounts payable under the Arrangements (i) are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The Seller also hereby represents and warrants that the Compensation Committee of the Seller board of directors (the “Seller Compensation Committee”) (A) at a meeting duly called and held at which all members of the Seller Compensation Committee were present, duly and unanimously adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”) (1) each Retention Letter Agreement presented to the Seller Compensation Committee on or prior to the date hereof, (2) the treatment of the Seller Stock Options and Seller Restricted Shares in accordance with the terms set forth in this Agreement, (3) the terms of Sections 7.4 and 7.5 of this Agreement and (4) each Change in Control Arrangement that is set forth in Section 5.14(c)(i) of the Seller Letter, which resolutions have not been rescinded, modified or withdrawn in any way and (B) has taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements. Immediately prior to the Acceptance Date, there will be no Change in Control Arrangements between the Seller or any of its subsidiaries, on the one hand, and any stockholder of the Seller that has tendered shares of Seller Common Stock into the Offer, on the other hand, other than those Change in Control Arrangements that have been approved by the Seller Compensation Committee as Employment Compensation Arrangements prior to the Acceptance Date and with respect to which the Seller Compensation Committee has taken all other actions, prior to the Acceptance Date, necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act.

(l) All Seller Benefit Plans and Seller Benefit Agreements subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements in all material respects, (ii) if they are intended to qualify for special tax treatment meet all material requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(m) With respect to each of the Key Personnel who has entered into a Retention Letter Agreement with the Parent on or prior to the date of this Agreement, the Seller has made available to the Parent in the electronic data room complete and accurate information relating to all material terms and conditions of such Key Personnel’s employment with the Seller or its subsidiaries (including (i) all cash and non-cash compensation that each such Key Personnel is entitled to or eligible to receive from the Seller, (ii) any employment, change in control, retention or severance agreements between each such Key Personnel and the Seller of any of its subsidiaries and (iii) all Seller Stock Options and Seller Restricted Shares held by each such Key Personnel).

5.14 Labor and Employment Matters.

(a) The Seller and its Subsidiaries are in compliance with all federal, state, and foreign laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, and the related rules and regulations adopted by those Governmental Authorities responsible for the administration of such Laws, except where the failure to so comply, either individually or in the aggregate, is or would not reasonably be expected to be material in relation to the Seller and its subsidiaries, taken as a whole. Other than normal accruals of wages during regular payroll cycles, there are no material arrearages in the payment of wages. The Seller has not received notice of any audits or investigations pending or scheduled by any Governmental Authority pertaining to the employment practices of the Seller or of any material complaints relating to employment practices of the Seller that have been made to any Governmental Authority, and no such complaints have been submitted in writing to the Seller.

(b) Neither the Seller nor any of its subsidiaries has recognized or is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither the Seller nor any of its subsidiaries is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization nor has there been nor is there pending or, to the Seller’s knowledge, threatened, any labor strike, work stoppage, slowdown or lockout involving the Seller or any of its subsidiaries.

(c) Neither the Seller nor any of its subsidiaries is a party to any employment, severance or consulting agreements with any Seller Personnel requiring payment of cash compensation or benefits after termination of such agreement that has a value in excess of $50,000, or with a severance term in excess of six months, and no Seller Personnel who is not a party to an employment, severance or consulting agreement with the Seller or any of its subsidiaries would be entitled to cash compensation or benefits in connection with termination of employment that has a value in excess of $50,000 or a severance term in excess of six months. Section 5.14(c)(i) of the Seller Letter sets forth, as of the date of this Agreement, a complete and correct list of (i) each material Change in Control Arrangement and (ii) the names of all Seller Personnel entitled to any compensation or benefits pursuant to any such Change in Control Arrangement and the category or type of each such form of compensation or benefit to which such Seller Personnel is entitled. Other than as set forth in the immediately prior sentence, neither the execution and delivery of this Agreement nor the consummation of the Offer, the Merger or any other transaction contemplated hereby will (either alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) (A) entitle any Seller Personnel to any compensation or benefit, (B) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any Seller Personnel, or (C) result in any breach or violation or, default under or limitation on the right of the Seller or any of its subsidiaries to amend, merge or terminate a Seller Benefit Plan or Seller Benefit Agreement.

5.15 Material Contracts. Except for this Agreement, neither the Seller nor any of its subsidiaries is a party to or is bound by any Contract, (i) with respect to the employment of any directors or executive officers, (ii) with any consultant that is a natural Person, that involves the payment of $100,000 or more per annum, other than those that are terminable at the Seller’s option on 30 days notice or less, (iii) which is a “material contract” (as such terms is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which grants a right of first refusal or first offer or similar right or which limits the ability of the Seller or any of its subsidiaries to compete or engage in any line of business or to solicit clients, in any geographic area or with any Person, or pursuant to which any material benefit or right is required to be given or lost, or any material penalty or detriment is incurred, as a result of so competing, engaging or soliciting, (v) which provides for exclusivity by the Seller or any of its subsidiaries with respect to any material products or services sold or purchased by the Seller or any of its subsidiaries, (vi) which following the Acceptance Date or the Effective Time would apply to the Parent or its Affiliates (other than the Seller and/or its subsidiaries), other than those which would be immaterial to the business of the Parent or its Affiliates (other than the Seller and/or its subsidiaries), (vii) which contains “most favored nation” pricing or terms that applies to the Seller or any of its subsidiaries that relates to any Contract that involves more than $250,000 in annual revenue or cost to the Seller or its subsidiaries, (viii) between the Seller or any of its subsidiaries, on the one hand, and any Major Supplier, on the other hand (such Contracts, “Major Supplier Contracts”), (ix) which is a joint venture, partnership or similar agreement pursuant to which the Seller owns an equity or other interest in another Person other than any of Seller’s subsidiaries, (x) with or to a labor union or guild (including any collective bargaining agreement), (xi) in the case of a Seller Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (xii) in the case of any Contract that is not a Seller Benefit Plan, any of the benefits, rights or obligations under which would be accelerated or triggered by or are conditioned on a change of control caused by transactions contemplated hereby, (xiii) which would prohibit or delay the consummation of any of the transactions contemplated by this Agreement, (xiv) with any customer of the Seller or its subsidiaries under which services remain to be performed, and which relates to more than $2,000,000 in annual fee revenue per contract], (xv) consisting of indentures, mortgages, promissory notes, loan agreements, bonds, guarantees of borrowed money, letters of credit or other agreements or instruments representing indebtedness for borrowed money in excess of $10,000,000 or providing for the creation of any Encumbrance upon any of the material assets of the Seller or its subsidiaries, (xvi) with any officer, director or Affiliate of the Seller or its subsidiaries other than employment, severance or consulting agreements covered elsewhere in this Article V, and (xvii) that is a stock purchase, asset purchase or other acquisition agreement for any entity or any business or line of business (collectively, the “Acquisition Agreements”). The Seller has previously made available to the Parent complete and accurate copies of each Contract of the type described in this Section 5.15 (collectively referred to herein as the “Seller Contracts”). All of the Seller Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect. Neither the Seller nor any of its subsidiaries has, and to the knowledge of the Seller, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any Seller Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a Seller Material Adverse Effect. Neither the Seller nor any of its subsidiaries and, to the knowledge of the Seller, no other party thereto, is in material default under any Acquisition Agreement or any Major Supplier Contract. The Seller has made available all agreements or instruments related or ancillary to each Acquisition Agreement. During each of the three most recently completed fiscal years of the Seller, no Person (taken together with its Affiliates) accounted for more than 3% of the consolidated revenues of the Seller. As of the date of this Agreement, neither the Seller nor any of its subsidiaries has received notice from any Major Supplier of an intent to terminate or modify its relationship with the Seller and its subsidiaries in a way which, individually or in the aggregate, is or would reasonably be expected to be material in relation of the Seller and its subsidiaries, taken as a whole.

5.16 Properties.

(a) Neither the Seller nor any of its subsidiaries owns any real property. Section 5.16(a) of the Seller Letter lists all real property previously owned by Seller or any of its subsidiaries during the period such subsidiary was owned directly or indirectly by the Seller, and to Seller’s knowledge, neither Seller nor any of its subsidiaries owned any other real property prior to such period. Section 5.16(a) of the Seller Letter also lists all real property leased, subleased, licensed or otherwise occupied to or by the Seller or any of its subsidiaries, including any leases or subleases otherwise guaranteed by the Seller or its subsidiaries in which either (x) the Seller or any of its subsidiaries maintains inventory or other material records of the Seller or its subsidiaries or (y) the Seller or its subsidiaries pays rent or other expenses in excess of $ 30,000 per annum (all of the foregoing being collectively referred to as “leases and subleases”). The Seller has made available to the Parent true, complete and accurate copies of the leases and subleases (each as amended to date) relating to the leased property in Section 5.16(a) of the Seller Letter. With respect to each such lease and sublease:

(i) the lease or sublease is a valid, binding and enforceable obligation of the Seller or its subsidiary, as the case may be, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity;

(ii) neither the Seller nor any of its subsidiaries, or to the knowledge of the Seller, any other party (including any landlord or sublandlord under the leases and subleases), is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Seller, is threatened, which, after the giving of notice or the lapse of time or both, would constitute a breach or default by the Seller or any of its subsidiaries, or to the knowledge of the Seller, any other party (including any landlord or sublandlord under the leases and subleases) under such lease or sublease;

(iii) neither the Seller nor any of its subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or Encumbered any interest in the leasehold or subleasehold, or further leased, subleased or licensed or permitted any other Person to use or occupy the property subject thereto; and

(iv) the Seller or its subsidiaries have good, valid leasehold or subleasehold title to the premises leased pursuant to the leases and subleases, except as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, and there are no Encumbrances applicable to the real property subject to any such lease or sublease, except for recorded easements, covenants and other restrictions which do not, individually or in the aggregate, materially impair the current uses or the occupancy by the Parent or its subsidiary, as the case may be, of the property subject thereto;

(v) there are no consents, permissions or approvals by any third party pursuant to any lease or sublease which may be required with respect to the making, assigning or subleasing of any lease or sublease by the Seller or its subsidiaries, which have not been obtained, except for those, the failure of which would not reasonably be expected, individually or in the aggregate, to have a Seller Material Adverse Effect;

(vi) neither Seller nor any of its subsidiaries has received notice from any Governmental Authority or any other third party which alleges or asserts that any real property leased, subleases, licensed or otherwise occupied by Seller or its subsidiaries does not comply with applicable zoning, building codes or other applicable laws, regulations or ordinances; and

(vii) to the knowledge of the Seller, all real property and improvements occupied or used by the Seller and its subsidiaries are in compliance with all applicable Environmental, Health and Safety Laws.

(b) the Parent and its subsidiaries own good title, free and clear of all Encumbrances, to all property and assets necessary to conduct the business of the Seller as currently conducted, except for (i) Encumbrances reflected in the Seller Balance Sheet included in the Seller SEC Reports, (ii) Encumbrances or imperfections of title which do not detract from the value or interfere with the present or presently contemplated use of the assets subject thereto or affected thereby, (iii) Encumbrances for current Taxes not yet due and payable and (iv) Encumbrances on the landlord’s interest in the premises (subject to Section 5.16(a)(iv) above). The Seller and its subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess and control all personal property leased by the Seller or its subsidiaries as now used, possessed and controlled by the Seller or its subsidiaries, as applicable. All of the machinery, equipment and other tangible personal property and assets owned or used by the Seller and its subsidiaries are in good condition, maintenance and repair, except for ordinary wear and tear, are useable in the ordinary course of business, and are reasonably adequate and suitable for the uses to which they are being put.

5.17 Environmental, Health and Safety Liability. (a) Except for such matters which, either individually or in the aggregate, are not and would not reasonably be expected to be material to the Seller and its subsidiaries, taken as a whole:

(i) there are, and have been, no Environmental, Health and Safety Claims pending or, to the Seller’s knowledge, threatened, seeking to impose, or that are reasonably likely to result in the imposition of, any liability or obligation on the Seller or any of its subsidiaries;

(ii) there has been no release, disposal or presence of any Hazardous Material that could reasonably be expected to result in, and to the knowledge of the Seller, there is no other reasonable basis for, any Environmental, Health and Safety Claim against the Seller or any of its subsidiaries or against any Person whose liabilities for such Environmental, Health and Safety Claim the Seller or any of its subsidiaries has or may have retained or assumed, either by contract or by operation of Law;

(iii) neither the Seller nor any of its subsidiaries has retained or assumed, either contractually or by operation of Law, any liabilities that could reasonably be expected to form the basis of any such Environmental, Health and Safety Claim;

(iv) neither the Seller nor any of its subsidiaries is or has been, subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any liability or obligation with respect to the foregoing, and has received any communication alleging that Seller or any of its subsidiaries is in violation of, or may have any liability under, any Environmental, Health and Safety Law;

(v) compliance with applicable Environmental, Health and Safety Laws will not require the Seller or its subsidiaries to incur costs or liabilities, except for those costs and liabilities that are fully reflected, or reserved for, on the Seller Balance Sheet in accordance with GAAP; and

(vi) to the knowledge of the Seller, there are no waste transporters, treatment, recycling and/or disposal facilities, locations or operations utilized by the Seller or its subsidiaries for the transport, treatment, recycling or disposal of Hazardous Materials or electronic equipment, including copiers, printers, multifunction devices, computers, or monitors, (A) that are or have been operating in non-compliance with any Environmental, Health and Safety Law or (B) the use of which would reasonably be expected to result in any Environmental, Heath and Safety Claim against the Seller or its subsidiaries;

(b) The Seller has provided the Parent with true and complete copies of all Phase I and Phase II environmental site assessments or similar environmental reports, asbestos surveys, or other assessments or questionnaires conducted by or on behalf of, or otherwise in possession of, the Seller with respect to the current or former owned or leased properties or operations of the Seller or its subsidiaries.

5.18 State Takeover Laws; Required Stockholder Vote.

(a) The board of directors of the Seller has approved this Agreement and taken all other requisite action such that the provisions of any anti-takeover laws and regulations of any Governmental Authority, including Section 203 of the DGCL, will not apply to this Agreement and the transactions contemplated hereby.

(b) The only vote of holders of any class of capital stock of the Seller that may be necessary to adopt this Agreement is adoption of this Agreement by the affirmative vote of a majority of the outstanding shares of Seller Common Stock, voting as a single class, in the event that a vote of Stockholders is required by applicable Law to consummate the Merger (any such vote, “Seller Stockholder Approval”).

5.19 Intellectual Property.

(a) The Seller does not own any Patents. Section 5.19 of the Seller Letter contains a complete and accurate list of all registered and unregistered Marks owned by the Seller (“Seller Marks”), Seller Software and Copyrights owned by the Seller (“Seller Copyrights”). The Seller and its subsidiaries own, or are validly licensed to use, in each case free and clear of any Encumbrances, all material Intellectual Property Assets used in or necessary to carry on its business as currently conducted.

(b) Except as would not, individually or in the aggregate, have a Seller Material Adverse Effect:

(i) all Seller Marks and Seller Copyrights which are issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned, except for such issuances, registrations or applications that the Seller has permitted to expire or has cancelled or abandoned in its reasonable business judgment;

(ii) there are no pending, or, to the knowledge of the Seller, threatened claims against any of the Seller alleging that any of the Seller Intellectual Property Assets or the Seller’s Business infringes or conflicts with any right of any Person under any Intellectual Property Assets;

(iii) neither the operation of the Seller’s Business nor any Seller Intellectual Property Asset owned by the Seller infringes or conflicts with any right of any Person under any Intellectual Property Assets.

(iv) the Seller has not received any written communications alleging that the Seller has violated or, by conducting the Seller’s Business, would violate any third party intellectual property rights or that any of the Seller Intellectual Property Assets is invalid or unenforceable;

(v) no current or former employee or consultant of the Seller owns any rights in or to any of the Seller Intellectual Property Assets; and

(vi) to the knowledge of the Seller, there is no violation or infringement by a third party of any of the Seller Intellectual Property Assets;

(c) For purposes of this Agreement,

(i) “Intellectual Property Assets” means:

(A)	patents and patent applications (collectively, “Patents”);

(B)	trade names, trademarks, trade name rights, trade dress, service marks, brand names, domain names, logos, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration (collectively, “Marks”);

(C)	copyrights, both registered and unregistered, in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications (collectively, “Copyrights”);

(D)	rights under applicable US state trade secret laws as are applicable to know-how and confidential information (collectively, “Trade Secrets”);

(D)	computer programs in both object code and source code form (“Software”); and

(E)	know-how and other proprietary intellectual property rights.

(ii) “Seller’s Business” means the business of the Seller as currently conducted.

(iii) “Seller Intellectual Property Assets” means all Intellectual Property Assets owned by the Seller or used by the Seller in the Seller’s Business. “Seller Intellectual Property Assets” includes the Seller Marks, Seller Software, Seller Copyrights and Seller Trade Secrets.

(iv) “Seller Trade Secrets” means all material Trade Secrets owned by the Seller or used by the Seller in the operation of the Seller’s Business.

(v) “Seller Software” means all material Software owned or licensed by the Seller or used by the Seller in the operation of the Seller’s Business.

5.20 Insurance. The Seller and each of its Subsidiaries maintains insurance with financially responsible insurers in such amounts with such deductibles and covering such risks and losses as are in accordance with normal industry practice for companies engaged in businesses similar to those of the Seller and its Subsidiaries. Copies of (a) all material insurance policies maintained by Seller and its subsidiaries and (b) all financial agreements between insurance companies, on the one hand, and the Seller and any of its subsidiaries, on the other hand, have been made available to Parent. All such insurance policies are in full force and effect, all premiums due and payable thereunder have been paid, and none of the Seller or any of its subsidiaries is in material default thereunder. Neither the Seller nor any of its subsidiaries has received any written or, to the knowledge of Seller, oral notice of cancellation or termination with respect to any such insurance policy of the Seller or any of its subsidiaries. To the knowledge of the Seller, there is no material claim pending under any such policy as to which coverage has been denied or disputed.

5.21 Opinion of Seller’s Financial Advisors. The board of directors of the Seller has received the written opinions of each of Seller’s Financial Advisors, to the effect that, subject to the procedures followed, assumptions made, limitations and qualifications on the review undertaken and other matters considered in connection with the preparation of their opinions as of March 31, 2007, the consideration to be received by the holders of Seller Common Stock other than the Parent and its Affiliates in the Offer and the Merger is fair to such holders from a financial point of view.

5.22 Schedule 14D-9; Proxy Statement; Seller Information. The Seller represents that the Schedule 14D-9, the Information Statement and the Proxy Statement will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Seller Stockholders and, in the case of the Proxy Statement, on the date of the Special Meeting, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Seller with respect to information supplied by the Parent or the Purchaser in writing for inclusion in the Schedule 14D-9, the Information Statement or the Proxy Statement.

5.23 Transactions with Certain Persons. No director or officer of the Seller or any of its subsidiaries, nor, to the knowledge of the Seller, any Affiliate or Associate of such directors or officers, has any material interest in any material property (real or personal, tangible or intangible) used in or pertaining to the business of the Seller or any of its subsidiaries.

5.24 No Other Representations or Warranties. Except for the representations and warranties of Seller contained in this Article V or otherwise in this Agreement, neither the Seller nor any other Person on behalf of the Seller makes any express or implied representation or warranty with respect to the Seller or with respect to any other information provided to the Parent in connection with the transactions contemplated hereby. Neither the Seller nor any other Person nor any other Person on behalf of the Seller shall be held liable for any actual or alleged damage, liability or loss resulting from the distribution to the Parent, or the Parent’s use of, any such information, including any information, documents, projections, forecasts or other material made available to the Parent in certain “data rooms” or management presentation in expectation of the transaction contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article V.

ARTICLE VI—COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1 Conduct of Business Pending the Effective Time. At all times from the execution of this Agreement until the Effective Time, except as set forth in Section 6.1 of the Seller Letter or as expressly permitted elsewhere in this Agreement, the Seller shall, and shall cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable Laws and regulations and to use reasonable best efforts to preserve substantially intact its business organizations and goodwill and keep available the services of its officers and employees and preserve the relationships with those Persons having business dealings with the Seller. Furthermore, the Seller agrees not to take any of the following actions (and to cause its subsidiaries not to take such actions) without the prior written consent of the Parent (which will not be unreasonably delayed):

(a) amend its certificate of incorporation or bylaws, joint venture documents, partnership agreements or equivalent organizational documents except as necessary to permit a Permitted Acquisition to occur;

(b) (A) except (x) upon the exercise of the Seller Stock Options outstanding as of the date of this Agreement, (y) as approved by the Parent in writing in connection with a Permitted Acquisition or (z) as set forth in Section 6.1(b) of the Seller Letter, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or other equity or voting interests, or any securities convertible into, exchangeable or exercisable for or representing the right to subscribe for, purchase or otherwise receive any such shares or interests or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of its capital stock or other rights that are linked to the value of the Seller Common Stock or the value of the Seller or any part thereof or (B) effect any share split, share combination, share reclassification, reverse share split, share dividend, recapitalization or other similar transaction;

(c) except as set forth in Section 6.1(b) of the Seller Letter, grant, confer or award any option, right, warrant, deferred stock unit, conversion right or other right not existing on the date hereof to acquire any of its shares of capital stock or shares of deferred stock, restricted stock awards, stock appreciation rights, “phantom” stock awards or other similar rights that are linked to the value of the Seller Common Stock or the value of the Seller or any part thereof (whether or not pursuant to existing Seller Stock Plans);

(d) (i) except to the extent required under existing plans or arrangements set forth in Section 5.13(a)(i) or (ii) of the Seller Letter that were in effect on December 31, 2006, increase any compensation or benefit (other than in the ordinary course of business consistent with past practice to non-Key Personnel) of, or enter into or amend in any material respect any employment or severance agreement with (or pay any amounts (other than in the ordinary course of business consistent with past practice to non-Key Personnel) under any Seller Benefit Plan or Seller Benefit Agreement not otherwise due to) any Seller Personnel, (ii) except as set forth in Section 6.1(d) of the Seller Letter, grant any bonuses, other than prior to the date of this Agreement in the ordinary course of business consistent with past practice (including grants of bonuses to new hires), to any Seller Personnel, (iii) adopt any new Seller Benefit Plan or Seller Benefit Agreement (including any stock option, stock benefit or stock purchase plan) or amend or modify any existing Seller Benefit Plan or Seller Benefit Agreement in any material respect, or accelerate the vesting of any compensation (including equity-based awards) for the benefit of any Seller Personnel or grant or amend in any material respect any award under any Seller Benefit Plan (including the grant of any equity or equity-based or related compensation), (iv) except as set forth in Section 6.1(d)of the Seller Letter, provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit, (v) grant to any Seller Personnel any right to receive any severance, change in control, retention, termination or similar compensation or benefits or increases therein (other than, in the case of any non-Key Personnel, the payment of cash severance or the provision of continued welfare benefits in the ordinary course of business consistent with past practice), (vi) hire or otherwise employ any individual other than non-Key Personnel who are hired in the ordinary course of business consistent with past practice or (vii) terminate any Key Personnel other than for cause (including misconduct or breach of company policy);

(e) (A) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or other property) with respect to any shares of its capital stock or other equity or voting interests (other than dividends or distributions from a wholly owned subsidiary of the Seller to another subsidiary of the Seller or to the Seller) or (B) directly or indirectly redeem, purchase or otherwise acquire any of its shares of capital stock of, or other equity or voting interest in, any of the Seller or any of its subsidiaries, or any options, warrants, calls or rights to acquire any such shares or other securities, other than in connection with tax withholdings and exercise price settlement upon (I) the exercise of the Seller Stock Options or (II) the lapse of restrictions on any Seller Restricted Shares, in each case, outstanding on the date of this Agreement;

(f) except as set forth in Section 6.1(f) of the Seller Letter, (A) sell, lease, sublease or license (including through a lease, sublease or license) or otherwise dispose of any material assets or properties or any of the capital stock of or other equity interests in any of its subsidiaries or (B) mortgage or pledge any of its property or assets or subject any such property or assets to any security interest or Encumbrance, other than, in the case of both (A) and (B), in the ordinary course of business consistent with past practice;

(g) except with respect to ordinary course contracts with clients, customers, vendors or suppliers of the Seller, enter into, or amend or terminate any Seller Contract or any lease or sublease (excluding contracts with respect to capital expenditures, which are governed by clause (h) below); provided that in no event shall the Seller enter into any procurement contracts which requires or involves the payment by the Seller or any of its subsidiaries of more than $1,000,000 individually or $5,000,000 in the aggregate;

(h) make or commit to make capital expenditures in excess of $2,500,000 in the aggregate or $500,000 individually;

(i) except for any Permitted Acquisition, (A) merge with, enter into a consolidation with or acquire a material interest in any Person or acquire a substantial portion of the assets or business of any Person or any division or line of business thereof or (B) otherwise acquire (including, through leases, subleases and licenses of real property) any assets, except, in the case of this clause (B), in the ordinary course of business consistent (in type and manner) with past practice; provided that no acquisitions that make it more difficult to obtain any approval or authorization required in connection with the transactions contemplated hereby under any Regulatory Law or that would reasonably be expected to prevent, delay, or impede consummation of the transactions contemplated hereby shall be permitted without consent;

(j) write down or write up or fail to write down or write up the value of any receivables or revalue any assets of the Seller other than in the ordinary course of business and in accordance with GAAP;

(k) create, incur or assume any indebtedness for borrowed money (including refinancing or modifying any existing indebtedness), assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for (A) letters of credit or replacement letters of credit entered into in the ordinary course of business and consistent with past practice under the Seller’s existing debt facility; (B) any indebtedness solely involving the Seller and/or any of its direct or indirect wholly owned subsidiaries or (C) purchase money debt, capital leases or guarantees in the ordinary course of business not involving indebtedness of more than $250,000 individually or $1,000,000 in the aggregate;

(l) change any of its methods, principles or practices of financial accounting currently in effect other than as required by GAAP;

(m) (i) modify or amend in a manner that is adverse in a material respect to the Seller or any of its subsidiaries, or accelerate, terminate or cancel, any material Contract, (ii) enter into, amend or modify any agreement or arrangement with Persons that are Affiliates or are executive officers or directors of the Seller,

(iii) enter into any Contract not in the ordinary course of business other than as approved in writing by the Parent in connection with a Permitted Acquisition or (iv) enter into, extend or renew any Contract which, if executed prior to the date of this Agreement, would have been required to be disclosed pursuant to Section 5.15(iv), (v), (vi), (vii), (x), (xii) or (xv);

(n) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Seller or any of its subsidiaries;

(o) except in connection with any Permitted Acquisition, form any subsidiary;

(p) engage in (i) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected to occur in subsequent fiscal quarters, (ii) any practice which would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected to be made in subsequent fiscal quarters, (iii) any practice which would have the effect of postponing to subsequent fiscal quarters payments by the Seller or any of its subsidiaries that would otherwise be expected to be made in prior fiscal quarters (including the current fiscal quarter) or (iv) any other promotional sales or discount activity, in each case in this clause (iv) in a manner outside the ordinary course of business or inconsistent with past practice;

(q) knowingly take or fail to take any action in breach of this Agreement for the purpose of (or which would be reasonably expected to) materially delaying or preventing the consummation of the transactions contemplated hereby (other than as required by law); and

(r) authorize any of, or commit, resolve or agree to take any of, the foregoing actions or any other action inconsistent with the foregoing.

6.2 Certain Tax Matters. During the period from the date of this Agreement to the Effective Time:

(a) The Seller and each of its subsidiaries will promptly notify the Parent of any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Seller or any of its subsidiaries in respect of any Tax and will not settle or compromise any such suit, claim, action, investigation, proceeding or audit or enter into any material closing agreement that could adversely affect Parent’s Tax liability without the Parent’s prior written consent.

(b) Except as required by applicable Tax law or with the Parent’s prior written consent, none of the Seller or any of its subsidiaries will (i) make or change any material Tax election, (ii) file any material amended Tax Return, (iii) agree to any material adjustment of any Tax attribute, (iv) change (or make a request to any taxing authority to change) any of its methods of reporting income or deductions for federal income Tax purposes, (v) file any claim for a material refund of Taxes, or (vi) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment that could adversely affect Parent’s Tax liability.

(c) The Seller and each of its subsidiaries will retain all books, documents and records necessary for the preparation of Tax Returns and reports.

(d) The Seller shall deliver to the Purchaser at or prior to the expiration of the Offer a certificate, in form and substance satisfactory to the Purchaser, duly executed and acknowledged, certifying that the Seller has not been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

6.3 Litigation. The Seller shall give the Parent the opportunity to participate at the Parent’s expense in any litigation against the Seller or its directors relating to this Agreement or the Offer, the Merger or the other transactions contemplated by this Agreement, and shall obtain the prior written consent of the Parent prior to settling or satisfying any such claim, it being understood and agreed that this Section 6.3 shall not give the Parent the right to direct such defense.

ARTICLE VII—ADDITIONAL AGREEMENTS

7.1 Third Party Consents and Regulatory Approvals.

(a) The parties hereto shall cooperate with each other and use reasonable best efforts to promptly (i) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings as soon as reasonably practicable, to obtain as promptly as reasonably practicable all permits, consents, approvals, authorizations and clearances, including under the Hart-Scott-Rodino Antitrust Improvements Act (the “HSR Act”) of all third parties and Governmental Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including each of the Offer and the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Authorities; (ii) defend any lawsuits or other legal proceedings (other than those brought by a Governmental Authority) challenging this Agreement or the consummation of the transactions contemplated by this Agreement; and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. The parties further agree to use reasonable best efforts to offer to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other Person may assert under Regulatory Law (as hereinafter defined) with respect to the transactions contemplated by this Agreement, and to avoid or eliminate each and every impediment under any law that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Merger to occur as promptly as reasonably practicable. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, (i) in no event shall the Parent or the Purchaser be obligated to, and the Seller and its subsidiaries shall not without the prior written consent of the Parent, agree or proffer to divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets (whether tangible or intangible) or any portion of any business of the Parent, the Purchaser, the Seller or any of their subsidiaries and (ii) in no event shall the Parent or any of its subsidiaries be obligated to litigate or participate in the litigation of any action, suit, claim or proceeding seeking to (A) make illegal or otherwise prohibit or materially delay consummation of the Offer or the Merger, (B) restrict, prohibit or limit the ownership or operation by the Parent or the Purchaser or their subsidiaries of all or any portion of the business or assets of the Seller or any of their respective subsidiaries or compel the Parent or the Purchaser or their subsidiaries or any of their respective subsidiaries to dispose of or hold separately all or any portion of the business or assets of the Parent or the Purchaser or the Seller or any of their respective subsidiaries, or impose any limitation, restriction or prohibition on the ability of the Parent or the Purchaser or their subsidiaries to conduct its business or own such assets, (C) impose limitations on the ability of the Parent or the Purchaser or their subsidiaries effectively to acquire, hold or exercise full rights of ownership of the shares of Seller Common Stock, including the right to vote any shares of Seller Common Stock acquired or owned by the Purchaser or the Parent or their subsidiaries pursuant to the Offer on all matters properly presented to the Seller Stockholders, or (D) require divestiture by the Parent or the Purchaser or their subsidiaries of any shares of Seller Common Stock. For purposes of this Agreement, “Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws, including any antitrust, competition or trade regulation laws that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or (ii) protect the national security or the national economy of any nation.

(b) Subject to and in furtherance of this Section 7.1, the Parent and the Seller shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, (i) in the case of the Parent, all the information relating to the Seller and any of its subsidiaries which appear in, and (ii) in the case of the Seller, all the information relating to the Parent and any of its subsidiaries which is required to complete, any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as reasonably practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(c) The Parent and the Seller shall (i) promptly advise each other of (and the Parent or the Seller shall so advise with respect to communications received by any Subsidiary or Affiliate of the Parent or the Seller, as the case may be) any written or oral communication from any Governmental Authority or third party whose consent or approval is required for consummation of the transactions contemplated by this Agreement; (ii) to the extent practicable, not participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation, or inquiry concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other party in advance, and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend; and (iii) promptly furnish the other party with copies of all correspondences, filings, and written communications between them and their Subsidiaries and representatives, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement, except that materials may be redacted (x) to remove references concerning the valuation of the businesses of the Seller, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable privilege or confidentiality concerns. Neither the Parent nor the Seller shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Authority without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

(d) The Seller agrees and acknowledges that, notwithstanding anything to the contrary in this Section 7.1, in connection with any filing or submission required, action to be taken or commitment to be made by the Seller, the Parent, or any of their respective subsidiaries to consummate the transactions contemplated by this Agreement, neither the Seller nor any of the Seller’s subsidiaries shall, without the Parent’s prior written consent, sell, divest, or dispose of any assets, commit to any sale, divestiture or disposal of businesses, product lines, or assets of the Seller and the Seller’s subsidiaries or take any other action or commit to take any action that would limit the Seller’s, the Parent’s or any of their respective subsidiaries’ freedom of action with respect to, or their ability to retain any of, their businesses, product lines or assets or the Seller; provided that the foregoing shall not relieve any party of its obligations under this Agreement.

(e) In furtherance of Section 7.1(a), each of the Seller and its board of directors shall (i) take all actions necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the Offer, the Merger and the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the Offer, the Merger and the other transactions contemplated by this Agreement, take all actions necessary to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement.

7.2 No Solicitation.

(a) Notwithstanding any provision of this Agreement to the contrary, the Seller agrees that, except as otherwise provided in Section 7.2, neither it nor any of its subsidiaries shall, and that it shall not authorize or permit any of its or its subsidiaries’ directors, officers, employees, affiliates, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders, consultants or representatives (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate

(including by way of furnishing or disclosing nonpublic information or permitting access to personnel or facilities) any inquiries, proposals, or the making of any offers (including any offers to the Seller Stockholders) with respect to any Acquisition Proposal, (ii) participate in any discussions or negotiations with, or provide any information to, any Person (other than the Parent) with respect to, or that reasonably may be expected to lead to, an Acquisition Proposal, (iii) enter into any agreement providing for an Acquisition Proposal, or (iv) approve or recommend or consummate an Acquisition Proposal.

(b) Notwithstanding Section 7.2(a), the Seller or its Representatives may furnish or cause to be furnished nonpublic information to, and negotiate or otherwise engage in discussions with, any Person that has made, after the date of this Agreement, a bona fide written unsolicited Acquisition Proposal if and only to the extent that (i) the Acceptance Date has not occurred, (ii) the board of directors of the Seller determines in good faith, after consultation with its financial advisor, that such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal, (iii) prior to furnishing any nonpublic information to such Person, the Seller shall enter into a confidentiality agreement with such Person that contains confidentiality and other provisions that are substantially similar to and no less favorable to Seller than the Confidentiality Agreement dated as of December 7, 2006 by and between the Parent and Seller (the “Confidentiality Agreement”) and (iv) such Acquisition Proposal did not result from the breach of this Section 7.2; provided, however, that Seller shall promptly provide the Parent with any nonpublic information provided to any third party under this Section 7.2(b) if such information has not previously been provided to the Parent.

(c) Upon execution of this Agreement, the Seller shall cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to, or that may reasonably be expected to lead to, an Acquisition Proposal and promptly request that all confidential information with respect thereto furnished on behalf of the Seller be returned or destroyed. The Seller shall not modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any confidentiality or standstill provision entered into with any third party.

(d) Except as otherwise provided in Section 7.2(e), neither the board of directors of the Seller nor any committee of the board of directors of the Seller may take, or resolve or agree to take, any of the following actions: (i) withdraw, qualify or modify in a manner adverse to the Parent the Seller Recommendations (or propose publicly to do so), or fail to reaffirm the Seller Recommendations within five (5) Business Days following a request by the Parent or recommend or propose publicly to approve or recommend an Acquisition Proposal (any of the foregoing, including if effected by amendment to the Schedule 14D-9, an “Adverse Recommendation Change”), (ii) authorize or permit the Seller or any of its subsidiaries to enter into any agreement (each, an “Acquisition Agreement”) relating to, or that would reasonably be expected to lead to, an Acquisition Proposal (other than a Confidentiality Agreement in compliance with Section 7.2(b)) or (iii) approve any Acquisition Proposal or resolve or agree to do so.

(e) Notwithstanding Section 7.2(d), at any time prior to the purchase of any share of Seller Common Stock into the Offer, the board of directors of the Seller may make an Adverse Recommendation Change if the board of directors of the Seller determines in good faith after consultation with outside legal counsel that failure to take such action would be inconsistent with the directors’ fiduciary duties to the Seller or its Stockholders under applicable Law; provided, however, that (I) such action may only be taken at a time that is after the fourth (4th) Business Day following the Parent’s receipt of written notice from the Seller that the board of directors of the Seller will take such action (which notice will specify the material terms of any applicable Acquisition Proposal) (such notice, an “Adverse Recommendation Change Notice”) and (II) at the end of such period, the board of directors of the Seller determines in good faith, after taking into account all amendments or revisions irrevocably committed to by the Parent and after consultation with its financial advisors, that such Acquisition Proposal remains a Superior Proposal relative to the Transaction, as supplemented by any Counterproposal (an “Adverse Recommendation Change Determination”) (it is agreed that if the third party making the Acquisition Proposal referred to in this sentence modifies a material term of its proposal, the four (4) Business Day period referred to in this sentence shall recommence). During any such four (4) Business Day period, the Parent shall be entitled to deliver to the Seller a counterproposal to such Acquisition Proposal (a “Counterproposal”) and the Seller shall in good faith negotiate such Counterproposal with the Parent. If an Adverse Recommendation Change Determination is not made at the end of such four (4) Business Day period, the Adverse Recommendation Change Notice shall be deemed withdrawn. If the board of directors of the Seller makes an Adverse Recommendation Change in favor of a Superior Proposal at the end of the four (4) Business Day period referred to in the first sentence of this Section 7.2(e), the parties hereby agree that, subject to compliance with this Section 7.2(e) and in order to enable such board of directors to be sufficiently comfortable that the Superior Proposal resulting in such Adverse Recommendation Change will remain available to the Seller when and if this Agreement is terminated, the Seller may enter into a binding agreement with the Person making such Superior Proposal, which agreement (x) may provide that such Person is obligated, on behalf of the Seller, to make the payment required to be made by the Seller pursuant to the relevant provisions of Section 9.2(b) of this Agreement upon the termination of this Agreement and (y) may attach as an exhibit thereto a fully negotiated and executed agreement and plan of merger (a “Conditional Merger Agreement”) relating to such Superior Proposal providing that such Conditional Merger Agreement is binding on the Seller and the Person making such Superior Proposal at that time, but will only become effective on and after (and in no event before) both the (i) termination of this Agreement in accordance with its terms and (ii) the payment by such Person of the fee required to be paid under Section 9.2(b) on behalf of the Seller to the Parent hereto. Notwithstanding the foregoing, the parties further agree that in the circumstances described in the immediately preceding sentence, until the termination of this Agreement in accordance with its terms, (1) in no event may the Seller make any SEC or other regulatory filings in connection with the transactions contemplated by such letter agreement and Conditional Merger Agreement until the termination of this Agreement except as required by Law or permitted under Section 7.2(g), and (2) the Seller shall otherwise remain subject to all of its obligations under this Agreement (including Section 7.1 and this Section 7.2).

(f) From and after the execution of this Agreement, the Seller shall notify the Parent as promptly as practicable (but in any event within twenty-four hours) of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, proposals or expressions of interest with respect to, or that may reasonably be expected to lead to, an Acquisition Proposal (including a copy of such Acquisition Proposal and a summary of the material terms and conditions thereof, including price, and the identity of the Person or Persons involved). Commencing upon the provision of any notice referred to above, (A) once, and not more than once, each day at mutually reasonably agreeable times, the Seller (or its outside counsel) shall, in person or by telephone, provide the Parent (or its outside counsel) a summary of the progress of negotiations concerning any Acquisition Proposal and the material resolved or unresolved issues (including the positions of the parties to such negotiations on such issues) related thereto, including material amendments or proposed amendments as to price and other material terms of any such Acquisition Proposal and (B) the Seller shall, promptly upon receipt or delivery thereof, provide the Parent (or its outside counsel) with copies of all drafts and final versions (and any comments thereon) of agreements (including schedules and exhibits thereto) relating to any such Acquisition Proposal exchanged between the Seller or any of its Representatives, on the one hand, and the person making an Acquisition Proposal or any of its Representatives, on the other hand.

(g) Nothing in this Section 7.2 shall prohibit the Seller from complying with Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal if, in the good faith judgment of the board of directors of the Seller, after consultation with its outside counsel, doing so would be inconsistent with its obligations under applicable Laws (it being understood that any such disclosure made in order to so comply may constitute an Adverse Recommendation Change under Section 7.2(d)). The Seller shall provide the Parent with a copy of the text of any disclosure proposed to be made in order to so comply at the earliest reasonably practicable time in advance of such disclosure.

(h) For the purposes of this Agreement, “Superior Proposal” shall mean any bona fide binding unsolicited written Acquisition Proposal made by any party (other than the Parent and its subsidiaries) that did not result from a breach of this Section 7.2, if consummated, would result in such third party (or in the case of a direct merger between such third party and the Seller, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of the Seller Common Stock or all or substantially all the assets of the Seller and its subsidiaries, taken as a whole, and that the board of directors of the Seller determines in good faith, after consultation with its financial advisor, to be more favorable to the Stockholders than the transactions contemplated by this Agreement from a financial point of view, taking into account all financial, regulatory, legal and other aspects of such Acquisition Proposal, including the likelihood of consummation.

(i) For purposes of this Agreement, “Acquisition Proposal” means any proposal or offer for a direct or indirect (i) merger, tender offer, exchange offer, binding share exchange, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving the Seller or one or more subsidiaries thereof, (ii) sale, lease exchange, mortgage, pledge, transfer or other acquisition or assumption of 15% or more of the fair value of the assets of the Seller and subsidiaries, taken as a whole, in one or a series of related transactions, or (iii) purchase, tender offer, exchange offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing fifteen percent (15%) or more of the voting power of the Seller; provided, however, that the term “Acquisition Proposal” shall not include the Transaction or the other transactions contemplated hereby.

(j) It is agreed that any violation of the restrictions set forth in this Section 7.2 by any Representative of the Seller or any of its subsidiaries shall be deemed to be a breach of this Section 7.2 by the Seller.

7.3 Access to Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Seller, shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Parent, reasonable access, during normal business hours during the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records. The Seller also shall provide the Parent with reasonable access to the Seller’s officers, employees and agents. Neither the Seller nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would contravene any law, rule, regulation, order, judgment, decree, or binding agreement entered into prior to the date of this Agreement or would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege. The parties hereto will use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. No investigation by the Parent or any of its officers, employees, accountants, counsel and other representatives and no receipt of information by the Parent or any of its officers, employees, accountants, counsel and other representatives shall operate as a waiver or otherwise affect any representation or warranty of the Seller or any covenant or other provision in this Agreement (other than as otherwise expressly specified in this Agreement with respect to the Seller Letter).

(b) With respect to all information furnished by the Seller to the Parent or its representatives under this Agreement, the parties shall comply with, and shall cause their respective representatives to comply with, all of their respective obligations under the Confidentiality Agreement.

7.4 Employment and Benefit Matters.

(a) Provision of Benefits. For the period commencing at the Effective Time and ending on December 31, 2007, the Parent agrees to cause the Surviving Corporation to maintain the compensation levels, including base salary, annual cash incentive opportunities (but not particular historic levels of achievement), retirement, health and welfare benefits, but not any stock-based benefits, for the employees of the Seller who remain employed after the Effective Time (the “Seller Employees”) at levels which are, in the aggregate, comparable to those in effect for the Seller Employees on the date hereof; provided that neither the Parent nor the Surviving Corporation nor any of their Subsidiaries shall have any obligation to maintain any plans or arrangements providing for stock-based or stock-related compensation or benefits; provided further, that no such plans or arrangements of the

Seller or any of its subsidiaries shall be taken into account in determining whether compensation levels are comparable in the aggregate. The Parent will treat, and cause the applicable benefit plans to treat, the service of the Seller Employees with the Seller or any subsidiary of the Seller attributable to any period before the Effective Time as service rendered to the Parent or any Subsidiary of the Parent (i) for purposes of eligibility for vacation under the Parent’s vacation program, (ii) for purposes of eligibility and participation under any health or welfare plan maintained by the Parent (other than any post-employment health or post-employment welfare plan) and (iii) for purposes of eligibility and vesting under the Parent’s defined contribution plans (in the case of each of clauses (i), (ii) and (iii), solely to the extent that the Parent makes such plan or program of the Parent available to the Seller Employees and not in any case where credit would result in duplication of benefits for the same period of service). Without limiting the foregoing, to the extent that any Seller Employee participates in any health or other group welfare benefit plan of the Parent following the Effective Time, (A) the Parent shall cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any health or similar welfare plan of the Parent to be waived with respect to the Seller Employees and their eligible dependents, to the extent waived under the corresponding plan in which the Seller Employee participated immediately prior to the Effective Time, and (B) any deductibles paid by Seller Employee under any of the Seller’s or its Subsidiaries’ health plans in the plan year in which the Effective Time occurs shall be credited towards deductibles under the health plans of the Parent or any Subsidiary of the Parent. The Parent will use reasonable efforts to make appropriate arrangements with its insurance carrier(s) to ensure such result.

(b) Continuation of Plans. The Parent shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of the Seller; provided, however, that the Parent shall continue to maintain the Seller’s 401(k) Retirement Plan and the Seller’s group welfare benefit plans until the Seller Employees are permitted to participate in the corresponding similar plans of the Parent or any Subsidiary of the Parent in accordance with Section 7.4(a).

(c) Continuation of Employment. Without limiting the scope of Section 10.9, no provision of this Section 7.4 shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of the Seller or any subsidiary of the Seller in any respect, including in respect of continued employment (or resumed employment) with the Parent, the Surviving Corporation or any of the Parent’s Subsidiaries, and no provision of this Section 7.4 shall create such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Seller Benefit Plan, Seller Benefit Agreement, or any employee program or any plan or arrangement of the Parent or any of its subsidiaries. No provision of this Agreement shall constitute a limitation on the rights to amend, modify or terminate after the Effective Time any such plans or arrangements of the Parent, the Seller or any of their respective Subsidiaries.

7.5 Directors’ and Officers’ Indemnification and Insurance.

(a) The Parent agrees that any rights to indemnification or exculpation now existing in favor of the directors or officers of the Seller and the directors or officers of the Seller’s Subsidiaries (the “Indemnified Parties” and, each, an “Indemnified Party”) as provided in their respective organizational documents, in effect as of the date hereof and the indemnification agreements set forth in Section 7.5 of the Seller Letter, with respect to matters occurring at or prior to the Acceptance Date shall survive the Merger (and with respect to the Seller, shall be reflected in the applicable organizational documents of such entity) and shall continue in full force and effect until the expiration of the applicable statute of limitations. During such period, the Parent shall not, nor shall it permit the Surviving Corporation to, amend, repeal or otherwise modify such provisions for indemnification in any manner that would materially and adversely affect the rights thereunder of individuals who at any time on or prior to the Acceptance Date were directors or officers of the Seller or directors or officers of any Subsidiary of the Seller in respect of actions or omissions occurring at or prior to the Acceptance Date (including the transactions contemplated by this Agreement), unless such modification is required by law; provided, however, that in the event any claim or claims are asserted or made either prior to the Acceptance Date or the expiration of the applicable statute of limitations, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

(b) At or prior to the Effective Time, the Seller shall purchase a “tail” directors’ and officers’ liability insurance policy for the Seller and its directors and officers in a form reasonably acceptable to the Parent that shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage and have other terms not materially less favorable to the insured Persons (including the Seller) than the directors’ and officers’ liability insurance coverage presently maintained by the Seller; provided that the aggregate cost of such policy shall not exceed 350% of the annual premium paid by the Seller for its existing directors’ and officers’ liability insurance coverage (the “Premium Limit”), which 350% amount the Seller represents and warrants to be equal to $1,522,500, and in the event that the Premium Limit is insufficient for such coverage, the Seller shall purchase the maximum amount of coverage that is available for such amount. The Parent shall, and shall cause the Surviving Corporation to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.

(c) The obligations under this Section 7.5 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.5 applies without the consent of such affected indemnitee. It is expressly agreed that the indemnitees to whom this Section 7.5 applies shall be third party beneficiaries of this Section 7.5 and shall be entitled to enforce the covenants contained herein.

(d) In the event the Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Parent and the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 7.5.

7.6 Additional Agreements. In case at any time after the Acceptance Date (including after the Effective Time) any further action is necessary or desirable to carry out the Transaction or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, the Parent.

7.7 Advice of Changes. The Parent and the Seller shall each promptly notify the other party of any change or event having a Parent Material Adverse Effect or a Seller Material Adverse Effect, as the case may be, or which it believes would otherwise be reasonably likely to cause or constitute a material breach of its representations, warranties or covenants contained herein; provided, however, that the delivery of any notice pursuant to this Section 7.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

7.8 Publicity. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. The Parent and the Purchaser, on the one hand, and the Seller, on the other hand, shall, to the extent reasonably practicable, consult with each other before making, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such reasonably practicable consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that all formal Seller employee communication programs or announcements with respect to the transactions contemplated by this Agreement shall be in the forms mutually agreed to by the parties (such agreement not to be unreasonably withheld or delayed).

7.9 Rule 16b-3 Actions. Promptly after the date hereof and prior to the Expiration Date, the Seller shall take all such steps as may be required to cause any dispositions of shares of Seller Common Stock (including derivative securities with respect to Seller Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Seller to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

7.10 Rule 14d-10 Matters. (a) Notwithstanding anything in this Agreement to the contrary, the Seller and its Subsidiaries will not, after the date hereof, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any Seller Personnel unless, prior to such entry into, establishment, amendment or modification, the Seller Compensation Committee shall have taken all such steps as may be necessary to (i) approve as an Employment Compensation Arrangement each such plan, program, agreement or arrangement and (ii) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement, arrangement, understanding, payment or benefit.

(b) In the event that, during the period beginning on the date of this Agreement and ending not less than five days prior to Expiration Date, the Parent requests that the Seller Compensation Committee consider whether any plan, program, agreement or arrangement that the Parent would like to enter into, establish, amend or modify pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any Seller Personnel (each such plan, program, agreement or arrangement, a “Post-Signing Arrangement“), would constitute an Employment Compensation Arrangement and provides the Seller with such information with respect to such Post-Signing Arrangement as the Seller may reasonably request, the Seller Compensation Committee will promptly, and in any event prior to the Expiration Date, consider such Post-Signing Arrangement at a meeting duly called and held. In the event that, following such consideration, the Seller Compensation Committee believes in good faith that such Post-Signing Arrangement constitutes an Employment Compensation Arrangement, at such meeting the Seller Compensation Committee shall take all such steps as may be necessary to (i) approve as an Employment Compensation Arrangement such plan, program, agreement or arrangement and (ii) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement, arrangement, understanding, payment or benefit.

(c) At the time of any action by the Seller Compensation Committee described in this Section 7.10, each member of the Seller Compensation Committee shall be an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act.

7.11 Retention Agreements. The Seller shall use its reasonable best efforts to, prior to the Acceptance Date, cause each of the employees of the Seller and its subsidiaries listed on Exhibit A to this Agreement to enter into a Retention Letter Agreement with the Parent on terms and conditions reasonably acceptable to the Parent.

7.12 2006 Financial Statements. The Seller shall use its reasonable best efforts to, prior to the Acceptance Date, deliver to the Parent (i) the 2006 Financial Statements, accompanied by the audit report of Ernst & Young LLP, independent public accountants for the Seller, which audit report shall be without qualification or exception and without qualification or exception as to the scope of the audit and (ii) a certificate from the Chief Executive Officer and the Chief Financial Officer of the Seller containing the information, as of March 31, 2007, required to be included in management’s report on internal control over financial reporting by Item 308 of Regulation S-K under the Exchange Act, which certificate shall state that there are no “material weaknesses” in the internal control over financial reporting of the Seller, and the related attestation report of Ernst & Young LLP required by Item 308(b) of Regulation S-K under the Exchange Act. The Seller shall, and shall cause each of its subsidiaries to, afford to the Parent full access to all Persons involved in the preparation or audit of the 2006 Financial Statements and the preparation of the management’s report and related attestation referred to in clause (ii) of the first sentence of this Section 7.12. The Seller shall use its reasonable best efforts to cause the Parent to be afforded with full access (subject to the execution of customary release letters) to the Seller’s independent auditor’s workpapers.

ARTICLE VIII—CONDITIONS PRECEDENT

TO THE CONSUMMATION OF THE MERGER

8.1 Conditions. The respective obligations of the Parent, the Purchaser and the Seller to consummate the Merger are subject to the satisfaction, at or before the Closing Date, of each of the following conditions:

(a) Stockholder Approval. The Seller Stockholder Approval shall have been obtained if required by applicable Laws.

(b) Purchase of Common Shares. The Purchaser shall have accepted for payment and paid for shares of Seller Common Stock pursuant to the Offer in accordance with the terms hereof and thereof.

(c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods applicable to the Offer or the Merger shall have expired or been terminated (all such approvals and the expiration of all such waiting periods being referred to herein as “Requisite Regulatory Approvals”).

(d) No Injunctions or Restraints; Illegality. No order, injunction, judgment, ruling or decree issued by any court or agency of competent jurisdiction or any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated, deemed applicable to the Merger or enforced by any Governmental Authority which prohibits, or makes illegal, consummation of the Merger.

ARTICLE IX—TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Seller Stockholder Approval:

(a) by mutual written consent of the Seller and the Parent;

(b) by the Parent or the Seller if (i) the Purchaser fails to commence the Offer as provided in Article I or (ii) the Purchaser shall not have accepted for payment and paid for the shares of Seller Common Stock tendered pursuant to the Offer in accordance with the terms hereof and of the Offer, in the case of either (i) or (ii), on or before September 30, 2007 (the “Outside Date”); provided, however, that the Seller may not terminate this Agreement pursuant to this Section 9.1(b) if such failure to commence the Offer or accept for payment and pay for the shares of Seller Common Stock resulted from the breach of this Agreement by the Seller, and the Parent may not terminate this Agreement pursuant to this Section 9.1(b) if such failure to commence the Offer or accept for payment and pay for the shares of Seller Common Stock resulted from the breach of this Agreement by the Parent or the Purchaser;

(c) by the Parent or the Seller if the Offer is terminated or withdrawn pursuant to its terms and the terms of this Agreement without any shares of Seller Common Stock being purchased thereunder; provided, however, that a party may not terminate this Agreement pursuant to this Section 9.1(c) if such termination or withdrawal resulted from such party’s breach of this Agreement;

(d) by either the Parent or the Seller if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable order, decree, judgment, injunction or ruling or taken any other action enjoining, restraining or otherwise prohibiting the consummation of the Transaction; provided, that the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such order, decree, judgment, injunction or ruling lifted if and to the extent required by Section 7.1;

(e) by the Parent (A) prior to the purchase of shares of Seller Common Stock pursuant to the Offer, in the event of a breach by the Seller of any representation, warranty, covenant or other agreement contained herein, or if a representation or warranty of the Seller shall have become untrue, which situation in any case (1) would result in any of the events set forth in clauses (e) or (f) of Annex I to occur and (2) has not been cured within 30 days following notice by the Parent or, if the Outside Date is less than 30 days from the notice by the Parent, has not been or cannot reasonably be expected to be cured by the Outside Date or (B) if any order, decree, judgment, injunction or ruling having the effects referred to in clauses (i) through (iv) of paragraph (a) of Annex I shall have become final and nonappealable;

(f) by the Seller prior to the purchase of shares of Seller Common Stock pursuant to the Offer, in the event of a breach by the Parent or the Purchaser of any representation, warranty, covenant or other agreement contained herein, or if a representation or warranty of the Parent or the Purchaser shall have become untrue, which situation in any case (1) would result in any of the representations and warranties of the Parent and the Purchaser set forth in this Agreement not being true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar terms set forth therein) except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or would result in a failure by the Parent or the Purchaser to perform in all material respects its obligations and covenants required to be performed by it under this Agreement and (2) has not been cured within 30 days following notice by the Seller or, if the Outside Date is less than 30 days from the notice by the Seller, has not been or cannot reasonably be expected to be cured by the Outside Date;

(g) by the Parent, if prior to the purchase of shares of Seller Common Stock pursuant to the Offer (i) the board of directors of the Seller shall have failed to publicly recommend to the Seller Stockholders that they tender their shares into the Offer and/or vote in favor of the approval and adoption of this Agreement, (ii) an Adverse Recommendation Change Notice shall have been delivered, or the Seller or the board of directors of the Seller shall have effected an Adverse Recommendation Change, (iii) the board of directors of the Seller shall have recommended that the stockholders accept or approve an Acquisition Proposal, or (iv) the board of directors of the Seller shall have resolved to do any of the foregoing;

(h) by the Parent, if prior to the purchase of shares of Seller Common Stock pursuant to the Offer an Acquisition Proposal has been publicly announced or otherwise becomes publicly known and the Minimum Condition shall not have been satisfied (at a time when all other Tender Offer Conditions are satisfied or waived) by the close of business on the Business Day immediately preceding the Expiration Date; or

(i) by the Seller in the event that a Termination Trigger Date shall have occurred, (x) in the case of a Cash Superior Proposal, after the second (2nd) Business Day following such Termination Trigger Date or (y) in the case of a Non-Cash Superior Proposal, after the third (3rd) Business Day following such Termination Trigger Date, in each case unless the Minimum Condition shall have been satisfied at any time after such Termination Trigger Date and prior to such termination; provided, however, that the Seller pays the Parent the Termination Amount payable under Section 9.2(b)(i) prior to such termination. Any purported termination pursuant to this Section 9.1(i) that is not in compliance with all of the terms of this Section 9.1(i) shall be null and void and of no effect.

9.2 Effect of Termination.

(a) In the event of a termination and abandonment of this Agreement by either the Parent or the Seller as provided in Section 9.1, this Agreement shall immediately become void and have no effect, and none of the Parent, the Purchaser, the Seller, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability or obligation of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 5.6 (Broker’s Fees), 7.3 (Access to Information) and 9.2 (Effect of Termination), Article X (Miscellaneous) and all other obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this

Agreement; and (ii) notwithstanding anything to the contrary contained in this Agreement, neither the Parent nor the Seller shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement or any other agreement delivered in connection herewith or any fraud.

(b) (i) In the event this Agreement is terminated by:

(A)	the Parent pursuant to Section 9.1(g); or

(B)	the Seller pursuant to Section 9.1(i),

then Seller shall make a cash payment to the Parent in the amount of $34,380,000 (the “Termination Amount”).

(ii) In the event this Agreement is terminated by the Parent pursuant to Section 9.1(h) and within twelve (12) months following such termination, (x) the Seller enters into a definitive agreement to engage in a transaction qualifying as an Acquisition Proposal (with all references to 15% in the definition thereof being treated as references to 40% for purposes hereof) with any Person other than the Parent or any Affiliate of the Parent or (y) the Seller enters into a transaction qualifying as an Acquisition Proposal (with all references to 15% in the definition thereof being treated as references to 40% for purposes hereof) with any Person other than the Parent or any Affiliate of the Parent, then Seller shall make a cash payment to the Parent of the Termination Amount.

(c) If required under this Section 9.2, the Termination Amount shall be paid in immediately available funds within two (2) Business Days after the date of the event giving rise to the obligation to make such payment, unless the Termination Amount are payable as a result of a termination pursuant to Section 9.1(i), in which case, the Termination Amount are payable prior to and as a condition to the termination. The parties acknowledge and agree that the provisions for payment of the Termination Amount are an integral part of the transactions contemplated by this Agreement and are included herein in order to induce the Parent to enter into this Agreement and to reimburse the Parent for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement.

9.3 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger to the stockholders of the Seller; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Seller, no amendment of this Agreement shall be made which by law requires further approval by the stockholders of the Seller without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the adoption of this Agreement and the approval of the transactions contemplated hereby by the stockholders of the Seller, no extension or waiver of this Agreement or any portion thereof shall be made which by law requires further approval by the stockholders of the Seller without obtaining such approval. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X—MISCELLANEOUS

10.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or relates to delivery of the Exchange Fund in full.

10.2 Expenses. Except as may otherwise be agreed to hereunder or in other writing by the parties, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

10.3 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight courier (providing proof of delivery) or mailed by prepaid registered or certified mail (return receipt requested) or by telecopy (providing confirmation of transmission) addressed as follows:

(a)	If to the Parent or the Purchaser, to:

Xerox Corporation

800 Long Ridge Road

P.O. Box 1600

Stamford, CT 06904

Telecopy: (203) 968-3200

Attn: Chief Financial Officer

with required copies to:

Xerox Corporation

800 Long Ridge Road

P.O. Box 1600

Stamford, CT 06904

Telecopy: (203) 968-3446

Attn: General Counsel; and

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019-7475

Telecopy: (212) 474-3700

Attn: Scott A. Barshay

(b)	If to the Seller, to:

Global Imaging Systems, Inc.

3820 Northdale Blvd., Suite 200A

Tampa, FL 33624

Telecopy: (813) 393-3576

Attn: Lawrence Paine, Esq.

with required copies to:

Goodwin Procter LLP

Exchange Place

Boston, MA 02109 Telecopy: (617) 523-1231

Attn: Joseph L. Johnson III

Goodwin Procter LLP

901 New York Avenue, N.W.

Washington, DC 20001

Telecopy: (202) 346-4444

Attn: J. Hovey Kemp

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed or otherwise sent as provided above.

10.4 Interpretation. When a reference is made in this Agreement to Sections, Exhibits, Schedules or Annexes, such reference shall be to a Section of or Exhibit, Schedule or Annex to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” or “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. Any capitalized terms used in any Schedule, Exhibit or Annex, but not otherwise defined therein, shall have the meaning as defined in this Agreement.

10.5 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.6 Entire Agreement. This Agreement, together with, the exhibits, annexes and schedules hereto and any documents delivered by the parties in connection herewith and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

10.7 Governing Law; Jurisdiction and Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Parent and the Seller hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail, with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally with the State of Delaware. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 10.7.

10.8 Consent and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing and executed and delivered to the other parties by a Person duly authorized by such party to do so.

10.9 Assignment; Reliance of Other Parties. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of law or otherwise) without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided, however, that each of the Parent and the Purchaser may assign their rights and obligations hereunder to any direct or indirect wholly owned subsidiary of the Parent to the extent the Purchaser and/or the Parent, as applicable, agree to remain liable for the performance of such wholly owned subsidiary of its obligations hereunder. Except as provided in Section 7.5 (Directors’ and Officers’ Indemnification and Insurance) hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies under or by reason of this Agreement.

10.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.11 Definitions. Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

“2006 Financial Statements” shall mean the audited consolidated balance sheet of the Seller and its subsidiaries as of March 31, 2007, and the related consolidated statement of income, consolidated statement of stockholders’ equity and comprehensive income and consolidated statement of cash flows for the fiscal year ending March 31, 2007.

“Acceptance Date” shall have the meaning ascribed thereto in Section 1.1(a) hereof.

“Acquisition Agreement” shall have the meaning ascribed thereto in Section 7.2(d) hereof.

“Acquisition Proposal” shall have the meaning ascribed thereto in Section 7.2(i) hereof.

“Adverse Recommendation Change” shall have the meaning ascribed thereto in Section 7.2(d) hereof.

“Adverse Recommendation Change Determination” shall have the meaning ascribed thereto in Section 7.2(e) hereof.

“Adverse Recommendation Change Notice” shall have the meaning ascribed thereto in Section 7.2(e) hereof.

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning ascribed thereto in the recitals.

“Appraisal Rights Provisions” shall have the meaning ascribed thereto in Section 3.4(a) hereof.

“Arrangements” shall have the meaning ascribed thereto in Section 5.13(k) hereof.

“Associate” shall have the meaning ascribed to such term in the Exchange Act and shall also include, with respect to any Person, such Person’s parents, children, step-children, siblings, step-siblings, mothers and fathers-in-law, sons and daughters-in-law and brothers and sisters-in-law.

“Business Day” shall have the meaning ascribed thereto in Rule 14d-1(g)(3) under the Exchange Act.

“Cash Superior Proposal” shall mean a Superior Proposal in which all of the consideration to be received by the stockholders of the Seller will be cash.

“Certificates” shall have the meaning ascribed thereto in Section 3.3(b) hereof.

“Certificate of Merger” shall have the meaning ascribed thereto in Section 2.2 hereof.

“Change in Control Arrangement” shall mean each plan, program, agreement, arrangement or understanding of the Seller or any of its subsidiaries pursuant to which any holder of Seller Common Stock could become entitled to (a) any additional compensation, enhanced severance or other benefits or any acceleration of the time of payment or vesting of any compensation, severance or other benefits or any funding of any compensation or benefits by the Seller or any of its subsidiaries, in each case as a result of the Offer, the Merger or any of the other transactions contemplated by this Agreement (alone or in combination with any other event), or (b) any other compensation or benefits from the Seller or any of its subsidiaries related to or contingent upon or the value of which would be calculated on the basis of the Offer, the Merger or any of the other transactions contemplated by this Agreement (alone or in combination with any other event).

“Closing” shall have the meaning ascribed thereto in Section 2.2 hereof.

“Closing Date” shall have the meaning ascribed thereto in Section 2.2 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Conditional Merger Agreement” shall have the meaning ascribed thereto in Section 7.2(e) hereof.

“Confidentiality Agreement” shall have the meaning ascribed thereto in Section 7.2(b) hereof.

“Contracts” shall mean any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, legally binding arrangement, legally binding understanding, obligation, undertaking or license, whether oral or written.

“Copyrights” shall have the meaning ascribed thereto in Section 5.19(c) hereof.

“Counterproposal” shall have the meaning ascribed thereto in Section 7.2(e) hereof.

“Covered Securityholders” shall have the meaning ascribed thereto in Section 4.7 hereof.

“Delaware Courts” shall have the meaning ascribed thereto in Section 10.7 hereof.

“DGCL” shall have the meaning ascribed thereto in the recitals.

“Dissenting Shares” shall have the meaning ascribed thereto in Section 3.4(a) hereof.

“Dissenting Stockholders” shall have the meaning ascribed thereto in Section 3.4(a) hereof.

“Effective Time” shall have the meaning ascribed thereto in Section 2.2 hereof.

“Employment Compensation Arrangement” shall have the meaning ascribed thereto in Section 5.13(k) hereof.

“Encumbrances” shall mean all transfer restrictions, liens, security interests, mortgages, pledges, hypothecations, easements, covenants, declarations, conditions and restrictions in respect of real property; defects in or clouds on title and other encumbrances of every kind and nature (including agreements to grant or create the same, including options, rights of first negotiation and rights of first refusal), whether arising by agreement, operation of law or otherwise.

“Environmental, Health and Safety Claim” means any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any Person alleging liability of whatever kind of nature (including liability for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (y) the presence, release or disposal of, or exposure to, any Hazardous Materials at any location; or (z) the failure to comply with any Environmental, Health and Safety Law.

“Environmental, Health and Safety Laws” means all common law and applicable federal, state, local and foreign laws, rules, regulations, orders, decrees, judgments, directives, legally binding agreements or permits issued, promulgated or entered into by or with any Governmental Authority, relating to (A) pollution, natural resources or protection of endangered or threatened species, human health, workplace safety, product safety or the environment or (B) the collection, receipt, storage, handling, transport, recycling, reclaiming or disposal of any electronic equipment or products (including copiers, printers, multifunction devices, computers or monitors) or any related components or waste.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Fund” shall have the meaning ascribed thereto in Section 3.3(a) hereof.

“Expiration Date” shall have the meaning ascribed thereto in Section 1.1(b) hereof.

“fully diluted basis” shall have the meaning ascribed thereto in Annex I.

“GAAP” shall mean generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

“Governmental Authority” shall mean any United States or foreign, federal, state or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Grant Date” shall have the meaning ascribed thereto in Section 5.2(c) hereof.

“Hazardous Materials” means (y) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form and polychlorinated biphenyls; and (z) any other chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental, Health and Safety Law.

“HSR Act” shall have the meaning ascribed thereto in Section 7.1(a) hereof.

“indebtedness” shall have the meaning ascribed thereto in Section 5.2(d) hereof.

“Indemnified Parties” shall have the meaning ascribed thereto in Section 7.5(a) hereof.

“Independent Director” shall have the meaning ascribed thereto in Section 5.3(a) hereof.

“Information Statement” shall have the meaning ascribed thereto in Section 1.3(b) hereof.

“Intellectual Property Assets” shall have the meaning ascribed thereto in Section 5.19(c) hereof.

“internal control over financial reporting” shall have the meaning ascribed thereto in Rule 13a-15 enacted under the Exchange Act.

“IRS” shall mean the Internal Revenue Service.

“Key Personnel” shall mean any director or officer of the Seller or any of its subsidiaries.

“Laws” shall mean any federal, state, local or foreign law, statute, code or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority, including Environmental, Health and Safety Laws.

“leases and subleases” shall have the meaning ascribed thereto in Section 5.16(a) hereof.

“Major Supplier” shall mean any Person that, when taken together with its Affiliates, was one of the 30 largest suppliers (determined on the basis of payments) of the Seller and its subsidiaries, taken as a whole, in either of the Seller’s last two completed fiscal years.

“Major Supplier Contracts” shall have the meaning ascribed thereto in Section 5.15 hereof.

“Marks” shall have the meaning ascribed thereto in Section 5.19(c) hereof.

“Merger” shall have the meaning ascribed thereto in the recitals.

“Merger Consideration” shall have the meaning ascribed thereto in Section 3.1(c) hereof.

“Minimum Condition” shall have the meaning ascribed thereto in Annex I.

“National Account Customer” shall mean any Person that has a business relationship with the Seller or any of its subsidiaries that primarily involves the performance of services by the Seller or its subsidiaries on behalf of a manufacturer of products that were sold by such manufacturer directly to such Person.

“Non-Cash Superior Proposal” shall mean any Superior Proposal other than a Cash Superior Proposal.

“Offer” shall have the meaning ascribed thereto in the recitals.

“Offer Documents” shall have the meaning ascribed thereto in Section 1.1(c) hereof.

“Offer Price” shall have the meaning ascribed thereto in the recitals.

“Outside Date” shall have the meaning ascribed thereto in Section 9.1(b) hereof.

“Parent” shall have the meaning ascribed thereto in the recitals.

“Parent Arrangement” shall have the meaning ascribed thereto in Section 4.7 hereof.

“Parent Material Adverse Effect” shall mean, with respect to the Parent, an effect, event or change which would reasonably be expected to prevent or materially delay the consummation of the Transaction and the other transactions contemplated by this Agreement or prevent or materially impair or delay the ability of the Parent to perform its obligations under this Agreement.

“Patents” shall have the meaning ascribed thereto in Section 5.19(c) hereof.

“Paying Agent” shall have the meaning ascribed thereto in Section 3.3(a) hereof.

“Permitted Acquisition” shall mean any acquisition by the Seller or any of its subsidiaries of a company or business engaged in the Seller’s industry, whether by merger, stock purchase or asset purchase, which has been previously approved by the Chief Financial Officer of the Parent in writing.

“Permitted Liens” shall mean (a) liens, security interests or Encumbrances for taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been recorded, (b) liens, security interests or Encumbrances for assessments and other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, repairmen’s, workers’ and similar Encumbrances incurred in the ordinary course of business, consistent with past practice, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (c) liens, security interests or Encumbrances incurred in the ordinary course of business, consistent with past practice, in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (d) liens, security interests or Encumbrances incurred in the ordinary course of business consistent with past practice and (e) liens, security interests or Encumbrances that are not reasonably likely to adversely interfere in a material way with the use of properties or assets encumbered thereby.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other legal entity, or any Governmental Authority or political subdivision thereof.

“Post-signing Arrangement” shall have the meaning ascribed thereto in Section 7.10(b) hereof.

“Premium Limit” shall have the meaning ascribed thereto in Section 7.5(b) hereof.

“Proceeding” shall have the meaning ascribed thereto in Section 5.8 hereof.

“Proxy Statement” shall have the meaning ascribed thereto in Section 2.6(a) hereof.

“Purchaser” shall have the meaning ascribed thereto in the recitals.

“Purchaser Insiders” shall have the meaning ascribed thereto in Section 1.3(a) hereof.

“Regulatory Law” shall have the meaning ascribed thereto in Section 7.1(a) hereof.

“Representatives” shall have the meaning ascribed thereto in Section 7.2(a) hereof.

“Requisite Regulatory Approvals” shall have the meaning ascribed thereto in Section 8.1(c) hereof.

“Retention Letter Agreement” shall mean a letter agreement between the Parent and an employee of the Seller or its Subsidiaries regarding the employment of such employee following the consummation of the Merger.

“Schedule 14D-9” shall have the meaning ascribed thereto in Section 1.2(a) hereof.

“Schedule TO” shall have the meaning ascribed thereto in Section 1.1(c) hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning ascribed thereto in the recitals.

“Seller Balance Sheet” shall have the meaning ascribed thereto in Section 5.5 hereof.

“Seller Benefit Agreement” shall have the meaning ascribed thereto in Section 5.13(a).

“Seller Benefit Plans” shall have the meaning ascribed thereto in Section 5.13(a) hereof.

“Seller Common Stock” shall have the meaning ascribed thereto in the recitals.

“Seller Companies” shall have the meaning ascribed thereto in Section 5.12(a) hereof.

“Seller Compensation Committee” shall have the meaning ascribed thereto in Section 5.13(k) hereof.

“Seller Contracts” shall have the meaning ascribed thereto in Section 5.15 hereof.

“Seller Copyrights” shall have the meaning ascribed thereto in Section 5.19(a) hereof.

“Seller Employees” shall have the meaning ascribed thereto in Section 7.4(a) hereof.

“Seller Intellectual Property Assets” shall have the meaning ascribed thereto in Section 5.19(c) hereof.

“Seller Letter” shall have the meaning ascribed thereto in Article V hereof.

“Seller Marks” shall have the meaning ascribed thereto in Section 5.19(a) hereof.

“Seller Material Adverse Effect” shall mean, with respect to the Seller, a change, event or effect (an “Effect”) that, individually or in the aggregate, has a material adverse effect on the business, operations, assets, liabilities, results of operations, or financial condition of the Seller and its subsidiaries, taken as a whole, or which would reasonably be expected to prevent or materially delay the consummation of the Transaction or prevent or materially impair or delay the ability of the Seller to perform its obligations under this Agreement, other than (a) any Effect resulting from (i) general changes in the economy or financial markets of the United States or any other region outside of the United States to the extent they do not disproportionately affect the Seller and its subsidiaries, taken as a whole, in relation to other companies in the industries in which the Seller and its subsidiaries conduct business, (ii) changes in general legal, regulatory, political, economic or business conditions (including the commencement or escalation of a war or material armed hostilities, acts of terrorism, or the occurrence of natural disasters) that generally affect industries in which the Seller and its Subsidiaries conduct business to the extent they do not disproportionately affect the Seller and its subsidiaries, taken as a whole, in relation to other companies in the industries in which the Seller and its subsidiaries conduct business, (iii) changes in GAAP that generally affect industries in which the Seller and its Subsidiaries conduct business, (iv) the announcement of this Agreement or pendency or consummation of the Offer or the Merger (except for any Effect resulting from the termination by any customer (other than a National Account Customer) of its relationship with the Seller or any of its subsidiaries), (v) the identity of the Parent, the Purchaser, or any of their Affiliates as the acquiror of the Seller (except for any Effect resulting from the termination by any customer (other than a National Account Customer) of its relationship with the Seller or any of its subsidiaries), (vi) the termination by any National Account Customer of its relationship with the Seller or any of its subsidiaries, (vii) the termination by employees of their employment with the Seller or any of its subsidiaries for reasons primarily relating to the announcement or pendancy of this Agreement or (viii) threatened or actual reduction, suspension or termination by any business equipment or other suppliers or vendors of their relationship with the Seller or any of its subsidiaries, or (b) any decline in the market price, or change in trading volume, of the capital stock of the Seller or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (it being understood that the cause or causes underlying any such decline, change or failure may be deemed either alone or in combination with other events to constitute a Seller Material Adverse Effect).

“Seller Pension Plans” shall have the meaning ascribed thereto in Section 5.13(a) hereof.

“Seller Permits” shall have the meaning ascribed thereto in Section 5.11 hereof.

“Seller Personnel” shall have the meaning ascribed thereto in Section 5.12(p) hereof.

“Seller Preferred Stock” shall have the meaning ascribed thereto in Section 5.2(a) hereof.

“Seller Recommendations” shall have the meaning ascribed thereto in Section 1.2(a) hereof.

“Seller Reports” shall have the meaning ascribed thereto in Section 5.9(a) hereof.

“Seller Restricted Shares” shall have the meaning ascribed thereto in Section 3.1(c) hereof.

“Seller SEC Reports” shall have the meaning ascribed thereto in Section 5.9(a) hereof.

“Seller Software” shall have the meaning ascribed thereto in Section 5.19(c) hereof.

“Seller Stock Option” shall mean an option to purchase shares of Seller Common Stock issued under any of the Seller Stock Plans or otherwise.

“Seller Stock Plans” shall mean the Seller’s 2001 Amended and Restated Stock Option Plan, the 2004 Omnibus Long-Term Incentive Plan and the Amended and Restated 1998 Stock Option and Incentive Plan.

“Seller Stockholder Approval” shall have the meaning ascribed thereto in Section 5.18(b) hereof.

“Seller Stockholders” shall mean the holders of Seller Common Stock.

“Seller Trade Secrets” shall have the meaning ascribed thereto in Section 5.19(c) hereof.

“Seller’s Business” shall have the meaning ascribed thereto in Section 5.19(c) hereof.

“Seller’s Financial Advisors” shall have the meaning ascribed thereto in Section 5.6 hereof.

“Software” shall have the meaning ascribed thereto in Section 5.19(c) hereof.

“Special Meeting” shall have the meaning ascribed thereto in Section 2.6(a) hereof.

“Specified Parachute Payments” shall have the meaning ascribed thereto in Section 5.12(p) hereof.

“Subsidiaries” or “subsidiaries” shall mean, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least fifty percent (50%) of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Superior Proposal” shall have the meaning ascribed thereto in Section 7.2(h) hereof.

“Surviving Corporation” shall have the meaning ascribed thereto in Section 2.1 hereof.

“Tax” shall mean (a) any and all taxes, customs, duties, tariffs, imposts, charges, deficiencies, assessments, levies or other like governmental charges, including income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such amounts, (b) any liability for the payment of any amounts described in (a) as a result of being a member of an affiliated, consolidated, combined, unitary, or similar group or as a result of transferor or successor liability, and (c) any liability for the payment of any amounts as a result of being a party to any tax sharing agreement or as a result of any obligation to indemnify any other Person with respect to the payment of any amounts of the type described in (a) or (b).

“Tax Return” shall mean any report, return, document, declaration, election or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Tender Offer Conditions” shall have the meaning ascribed thereto in Section 1.1(a) hereof.

“Termination Amount” shall have the meaning ascribed thereto in Section 9.2(b) hereof.

“Termination Trigger Date” shall mean, if any Adverse Recommendation Change shall have been made, the first day after the twenty-fifth (25th) Business Day following the commencement of the Offer (determined pursuant to Rule 14d-1(g)(3) under the Exchange Act) on which (a) none of the events set forth in clause (ii) of Annex I shall have occurred and be continuing, (b) there shall not be in effect any Law or interpretation or position of the SEC which requires the Offer to remain open and (c) no order, injunction, judgment, ruling or decree issued by any Governmental Authority, or other legal restraint or prohibition, preventing the consummation of the Offer or the Merger is in effect.

“Top-Up Option” shall have the meaning ascribed thereto in Section 1.4 hereof.

“Top-Up Shares” shall have the meaning ascribed thereto in Section 1.4 hereof.

“Trade Secrets” shall have the meaning ascribed thereto in Section 5.19(c) hereof.

“Transaction” shall have the meaning ascribed thereto in the recitals.

“Unaudited Balance Sheet” shall have the meaning ascribed thereto in Section 5.5 hereof.

“U.S.” shall mean the United States.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parent, the Purchaser and the Seller have caused this Agreement to be executed as a sealed instrument by their duly authorized officers as of the day and year first above written.

XEROX CORPORATION

By:	/s/ Lawrence A. Zimmerman
Name:	Lawrence A. Zimmerman
Title:	Senior Vice President and CFO

RG ACQUISITION I CORP.

By:	/s/ James A. Firestone
Name:	James A. Firestone
Title:	President and CEO

GLOBAL IMAGING SYSTEMS, INC.

By:	/s/ Thomas S. Johnson
Name:	Thomas S. Johnson
Title:	Chairman and CEO

[Signature Page to Agreement and Plan of Merger]

ANNEX I

ANNEX I

CONDITIONS OF THE OFFER

Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to, and the Parent shall not be required to cause the Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any tendered shares of Seller Common Stock and, subject to the terms of the Agreement, may terminate or amend the Offer, if (i) there shall not be validly tendered and not withdrawn prior to the Expiration Date for the Offer that number of shares of Seller Common Stock which, when added to any shares of Seller Common Stock already owned by the Parent or any of its controlled Subsidiaries, represents at least a majority of the total number of outstanding shares of Seller Common Stock (including the Seller Restricted Shares) on a “fully diluted basis” (which assumes conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof) on the Expiration Date (the “Minimum Condition”), (ii) any applicable waiting period or approval under the HSR Act or other applicable foreign statutes or regulations shall not have expired or been terminated or obtained prior to the Expiration Date, or (iii) at any time on or after the date of the Agreement and prior to the Acceptance Date, any of the following events shall exist:

(a) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, amended, issued, in effect or deemed applicable to the Offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the application of the waiting period provisions of the HSR Act to the Offer or to the Merger, the effect of which is to, or would reasonably be expected to, directly or indirectly: (i) make illegal or otherwise prohibit or materially delay consummation of the Offer or the Merger, (ii) except to the extent required by Section 7.1 of the Agreement, restrict, prohibit or limit the ownership or operation by the Parent or the Purchaser or their subsidiaries of all or any portion of the business or assets of the Seller or any of their respective subsidiaries or compel the Parent or the Purchaser or their subsidiaries or any of their respective subsidiaries to dispose of or hold separately all or any portion of the business or assets of the Parent or the Purchaser or the Seller or any of their respective subsidiaries, or impose any limitation, restriction or prohibition on the ability of the Parent or the Purchaser or their subsidiaries to conduct its business or own such assets, (iii) impose limitations on the ability of the Parent or the Purchaser or their subsidiaries effectively to acquire, hold or exercise full rights of ownership of the shares of Seller Common Stock, including the right to vote any shares of Seller Common Stock acquired or owned by the Purchaser or the Parent or their subsidiaries pursuant to the Offer on all matters properly presented to the Seller Stockholders, or (iv) require divestiture by the Parent or the Purchaser or their subsidiaries of any shares of Seller Common Stock; or

(b) there shall be (i) instituted or pending any action or proceeding (other than for breaches of fiduciary duties or failures to provide adequate disclosure in connection with the Agreement and the transactions contemplated hereby) by any Person (other than a Governmental Authority) with a reasonable likelihood of success that would reasonably be expected to result in, or (ii) instituted or pending any action or proceeding by any Governmental Authority seeking, or any Governmental Authority shall have informed the Purchaser or the Seller or counsel therefor that it intends to commence any action or proceeding to seek, any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above; or

(c) (A) at any time after an Adverse Recommendation Change Notice shall have been delivered unless such notice shall have been deemed withdrawn in accordance with Section 7.2(e) or (B) the Seller shall have entered into, or publicly announced its intention to enter into, an Acquisition Agreement and such announcement shall not have been withdrawn and such Acquisition Agreement shall remain in effect; or

(d) the Seller and the Purchaser and the Parent shall have reached an agreement that the Offer or the Agreement be terminated, or the Agreement shall have been terminated in accordance with its terms; or

(e) (i) (A) any of the representations and warranties of the Seller set forth in Sections 5.1, 5.2, 5.3(a), 5.6, 5.13(k), 5.18 and 5.22 of the Agreement that are qualified as to materiality shall not be true and correct, (B) any of the representations and warranties of the Seller set forth in Sections 5.1, 5.2, 5.3(a), 5.6, 5.13(k), 5.18 and 5.22 of the Agreement that are not so qualified shall not be true and correct in all material respects or (C) the representation and warranty set forth in Section 5.15(vi) of the Agreement shall not be true and correct in all material respects;

(ii) (A) any of the representations and warranties of the Seller set forth in Sections 5.5, 5.7, 5.8, 5.9, 5.10 and 5.11 of the Agreement that are qualified as to materiality shall not be true and correct or (B) any of the representations and warranties of the Seller set forth in Sections 5.5, 5.7, 5.8, 5.9, 5.10 and 5.11 of the Agreement that are not so qualified shall not be true and correct in all material respects, except to the extent that the facts or matters as to which such representations and warranties are not so true and correct are not or would not, individually or in the aggregate, reasonably be expected to be material to the Seller and its subsidiaries, taken as a whole; or

(iii) any representations and warranties of the Seller set forth in the Agreement (other than those listed in the preceding clauses (i) and (ii)) shall not be true and correct, except to the extent that the facts or matters as to which such representations and warranties are not so true and correct (without giving effect to any qualifications and limitations as to “materiality” or “Seller Material Adverse Effect” set forth therein), individually or in the aggregate, have not had and would not reasonably be expected to have a Seller Material Adverse Effect

; in each case for clauses (i), (ii) or (iii) above as of the date of the Agreement and as of such time (except to the extent such representations and warranties relate to an earlier date, in which case as of such earlier date);

(f) the Seller shall have failed to perform in all material respects any obligation, agreement or covenant required to be performed by it under the Agreement and such failure to perform shall not have been cured to the good faith satisfaction of the Parent; or

(g) there shall have occurred any change, event, effect or occurrence arising after the time of this Agreement which has had or would reasonably be expected have, either individually or in the aggregate, a Seller Material Adverse Effect.

The foregoing conditions are for the benefit of the Parent and the Purchaser and may be asserted by the Parent or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by the Parent or the Purchaser in whole or in part at any time and from time to time in their sole discretion (except for the Minimum Condition), in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC. The failure by the Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

I-2

ANNEX II

CERTIFICATE OF INCORPORATION

OF

SURVIVING CORPORATION

1. The name of the Corporation is:

[NAME OF CORPORATION]

2. The address of its registered agent in the State of Delaware is 2711 Centerville Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4. The total number of shares of Common Stock which the Corporation shall have authority to issue is One Thousand (1,000) and the par value of each such share is One Dollar ($1.00) amounting in the aggregate to One Thousand Dollars ($1,000.00).

5. The Board of Directors is authorized to make, alter, or repeal the By-Laws of the Corporation. Election of directors need not be by written ballot.

6. The name and address of the incorporator is:

[NAME]

[ADDRESS]

[ADDRESS]

7. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that to the extent required by the General Corporation Law of the State of Delaware, this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article 7 shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, of a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

8. Each person who is or was or had agreed to become a director or officer of the Corporation, and each such person who is or was serving or who had agreed to serve at the request of the Corporation as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation to the fullest extent permitted from time to time by applicable law. Any repeal or modification of this Article 8 shall not adversely affect any right to indemnification of any person existing at the time of such repeal or modification with respect to any matter occurring prior to such repeal or modification.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this      day of             , 2007.

[NAME]